Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

ELMET TECHNOLOGIES, INC.

and

THE STOCKHOLDERS NAMED HEREIN

and

HARBOR ACQUISITION CORPORATION

Dated as of October 17, 2006

i

2.22	Books and Records	26
2.23	Investor Status; Investment Intent	26
2.24	Disclosure	27
2.25	Disclaimer of Other Representations and Warranties	27

Section 3.	Representations and Warranties of Harbor	27

3.1	Existence; Good Standing	28
3.2	Authorization and Non-Contravention	28
3.3	Capitalization	28
3.4	SEC Filings; Financial Statements; Liabilities	29
3.5	[Intentionally Omitted]	30
3.6	Subsidiaries; Investments	30
3.7	Litigation	30
3.8	Investment Banking; Brokerage Fees	30
3.9	Financing	30
3.10	American Stock Exchange Listing	30
3.11	Board Approval; Stockholder Approval; Fairness Opinion	31
3.12	Trust Fund.	31
3.13	Investment Company Act	32
3.14	Business Activities	32
3.15	Inspection	32
3.16	Disclosure	32
3.17	Disclaimer of Other Representations and Warranties	33

Section 4.	Certain Covenants of the Company and Harbor	33

4.1	Conduct of Business Prior to Closing	33
4.2	Access to Information	35
4.3	Confidentiality	35
4.4	Regulatory and Other Authorizations; Consents	35
4.5	Further Action	36
4.6	Public Announcements	36
4.7	No Solicitation	37
4.8	Notice of Claims, Notice of Certain Facts	38
4.9	Management Equity Transfers; Estimated Tax Payments	38
4.10	Proxy Statement; Harbor Stockholder Meeting	38
4.11	Directors and Officers of Harbor On Closing Date	40
4.12	AMEX Matters	40
4.13	Reasonable Efforts	40
4.14	Harbor Common Stock Issuable	40
4.15	No Claim Against Trust Fund	40
4.16	Rule 144 Holding Period.	41

Section 5.	Employee Matters	41

5.1	Employees; Benefits	41

5.2	Books and Records; Insurance	42
5.3	Officers’ and Directors’ Indemnification	42

Section 6.	Closing Conditions and Deliveries	43

6.1	Conditions to Each Party’s Obligations to Effect the Closing	43
6.2	Conditions to Obligations of Harbor to Effect the Closing	43
6.3	Conditions to Obligations of the Company and the Stockholders to Effect the Closing.	45
6.4	Deliveries by Harbor to the Company and the Stockholders	45
6.5	Deliveries by the Company and the Stockholders to Harbor	46

Section 7.	Survival of Representations and Warranties; Transaction-Related Indemnification.	47

7.1	Survival of Representations, Warranties and Covenants; Stockholders’ Agreement Concerning Releases from Escrow Fund.	47
7.2	Transaction-Related Indemnification	48
7.3	Limitations on Transaction-Related Indemnification.	49
7.4	Notice; Payment of Losses; Defense of Claims	50
7.5	Treatment of Indemnity Payments	52
7.6	Exclusive Remedy; Setoff; Order of Application	52
7.7	Limitation on Contribution and Certain Other Rights; Contribution Among Stockholders for Certain Breaches	53

Section 8.	Termination	53

8.1	Termination	53
8.2	Effect of Termination	54
8.3	Termination Fee	54
8.4	Waiver	54

Section 9.	General	55

9.1	Waivers and Consents; Amendments	55
9.2	Governing Law	55
9.3	Section Headings; Construction	55
9.4	Counterparts	55
9.5	Notices and Demands	56
9.6	Dispute Resolution	57
9.7	Consent to Jurisdiction	58
9.8	Remedies; Severability	58
9.9	Integration	58
9.10	Assignability; Binding Agreement	58
9.11	Expenses	59
9.12	Certain Definitions	59
9.13	Terms Defined Elsewhere	61

EXHIBITS

Exhibit A	Form of Counterpart Signature Page
Exhibit B	Form of Stockholder Release
Exhibit C	Form of Harbor Equity Incentive Plan
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	List of Officers and Directors of Harbor at Closing
Exhibit G	List of Resigning Officers and Directors of Harbor
Exhibit H	Letter Agreement with Rollover Stockholders
Exhibit I	Form of Non-Compete and Non-Solicitation Agreement
Exhibit J	Form of Opinion of Counsel from Goodwin Procter LLP
Exhibit K	Form of Opinion of Counsel from Davis, Malm & D’Agostine, P.C.

DISCLOSURE SCHEDULE

Schedule A-1	List of Stockholders (as of the date of the Agreement)
Schedule A-2	List of Stockholders (at Closing)
Schedule 1.6	Adjustment to Purchase Price
Schedule 2.1	Organization and Corporate Power
Schedule 2.2	Authorization and Non-Contravention
Schedule 2.3	Capitalization
Schedule 2.4	Subsidiaries; Investments
Schedule 2.5	Financial Statements
Schedule 2.6	Absence of Certain Developments
Schedule 2.7	Transactions with Affiliates
Schedule 2.8	Real Property
Schedule 2.9	Tax Matters
Schedule 2.10	Certain Contracts and Arrangements
Schedule 2.11	Intellectual Property
Schedule 2.12	Litigation
Schedule 2.14	Compliance with Laws
Schedule 2.15	Employee Benefit Plans
Schedule 2.16	Insurance Coverage
Schedule 2.17	Investment Banking; Brokerage
Schedule 2.18	Environmental Matters
Schedule 2.19	Customers and Distributors
Schedule 2.21	Bank Accounts; Credit Cards; Corporate Accounts; Powers of Attorney
Schedule 3.4	SEC Filings; Financial Statements; Liabilities
Schedule 4.1	Conduct of Business Prior to Closing
Schedule 5.1	Company Obligations
Schedule 6.1	Release of Company Indebtedness
Schedule 6.2(h)	Stockholders Executing Non-Compete and Non-Solicitation Agreements

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 17, 2006, by and among Elmet Technologies, Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on Schedule A-1 attached hereto and the persons listed on Schedule A-2 attached hereto that are not listed on Schedule A-1 who become stockholders of the Company and subject to the terms of this Agreement after the date hereof and prior to the Closing (as defined in Section 1.7 hereof) (the “Stockholders,” and each individually, a “Stockholder”), and Harbor Acquisition Corporation, a Delaware corporation (“Harbor”).

WHEREAS, all of the outstanding shares of the Company’s capital stock as of the date of this Agreement are owned by the Stockholders as set forth on Schedule A-1 attached hereto;

WHEREAS, in connection with the consummation of the transactions contemplated hereby, the Company will adopt an Employee Cash and Stock Bonus Plan (the “Company Bonus Plan”) and, subject to Step 1 of Section 4.1 of the Disclosure Schedules, immediately prior to the Closing the Company may consummate the Management Equity Transfers (as defined in Section 4.1) and the Discretionary Bonuses (as defined in Section 1.4);

WHEREAS, immediately following the Management Equity Transfers, should they occur, it is anticipated that all of the outstanding shares of the Company’s capital stock as of the Closing (as defined in Section 1.7) will be owned by the Stockholders as set forth on Schedule A-2 attached hereto, which may be amended from time to time prior to the Closing in accordance with Section 9.1(b) hereof (collectively, the “Company Shares”);

WHEREAS, prior to the Closing, each Stockholder set forth on Schedule A-2 that is not set forth on Schedule A-1 shall either (a) agree to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement in the form attached hereto as Exhibit A, or (b) enter into a stock award agreement (an “Award Agreement”) pursuant to the terms of the Company Bonus Plan that provides that such Stockholder shall be subject to certain of the matters set forth in this Agreement, including the provisions relating to the working capital adjustment, indemnification and the escrow, and shall make certain representations and warranties as to himself or herself;

WHEREAS, each Stockholder desires to sell to Harbor and Harbor desires to acquire from such Stockholder all of the Company Shares (other than the Retained Shares (as defined in Section 1.3(b)) and the Company Warrants (as defined in Section 1.2) owned by such Stockholder; and

WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things (a) Harbor will adopt the Equity Incentive Plan in the form attached hereto as Exhibit C (the “Equity Incentive Plan”) pursuant to which Harbor will reserve for issuance thereunder no fewer than 840,000 shares of Harbor common stock, $.0001 par value (“Harbor Common Stock”), and (b) Harbor and certain of the

Stockholders will enter into a registration rights and lock-up agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.                                          Purchase and Sale of Company Shares and Company Warrants; Continuing Stockholders; Payment of Discretionary Bonuses.

1.1                               Transfer of Company Shares and Company Warrants. At the Closing, the Stockholders shall deliver or cause to be delivered to Harbor (a) certificates representing all of the Company Shares (other than the Retained Shares) and (b) all of the Company Warrants (as defined in Section 1.2(a)). Such stock certificates and Company Warrants shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by Harbor to effect a valid transfer of such Company Shares and Company Warrants by the Stockholders to Harbor, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Encumbrances”) (except for federal and state securities law restrictions of general applicability).

1.2                               Sale and Purchase; Aggregate Value.

(a)                                  In consideration of the sale by the Stockholders to Harbor of the Company Shares (other than the Rollover Shares and the Retained Shares) and the Company Warrants (collectively, the “Stock Sale”), and in reliance upon the representations and warranties of the Company and the Stockholders contained herein and subject to the satisfaction or waiver of all of the conditions contained herein, Harbor agrees to pay to the Stockholders, by wire transfer of immediately available funds, an aggregate amount of cash equal to:

(i)                                     the Cash Purchase Price (as defined in Section 1.2(b) below), minus

(ii)                                  the sum of (A) the Escrow Amount (as defined in Section 1.10), plus (B) the aggregate amount of Selling Expenses (as defined in Section 9.12);

allocated among the Stockholders as set forth on Schedule A-2 attached hereto, as consideration for (I) the Company Shares (other than the Rollover Shares and the Retained Shares) and (II) all of the issued and outstanding warrants (the “Company Warrants”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”).

(b)                                 The “Aggregate Value” is equal to $150,000,000 subject to adjustment based upon the Closing Working Capital determined in accordance with Section 1.6 hereof. Subject to the Company’s compliance with its obligations described in Sections 4.10(a) and 4.13, the Aggregate Value shall increase automatically and without any further action on the part of the Company, the Stockholders or Harbor as follows: (i) if the Closing occurs during the month of January 2007, the Aggregate Value shall increase by $500,000, (ii) if the Closing occurs during the month of February 2007, the Aggregate Value shall increase by $1,000,000, (iii) if the Closing occurs during the month of March 2007, the Aggregate Value shall increase by $1,500,000, (iv) if the Closing occurs during the month of April 2007, the Aggregate Value shall increase by $1,875,000, (v) if the Closing occurs during the month of May 2007, the Aggregate Value shall increase by $2,250,000, (vi) if the Closing occurs during the month of June 2007, the Aggregate Value shall increase by $2,625,000, and (vi) if the Closing occurs on or after July 1, 2007, the Aggregate Value shall increase by $3,000,000. The “Net Equity Value” is equal to the Aggregate Value minus the aggregate amount of Net Company Debt (as defined in Section 9.12) outstanding as of the Closing. The “Closing Consideration” is equal to the Net Equity Value minus the Contingent Payment Amount (as defined in Section 1.5(d)). The “Cash Purchase Price” is equal to the Closing Consideration multiplied by a fraction equal to (A) the total number of Company Shares (other than the Rollover Shares and the Retained Shares) plus the number of shares of Company Common Stock issuable upon exercise of the Company Warrants, in each case outstanding immediately prior to the Closing, divided by (B) the total number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Closing. The “Rollover Stockholder Value” is equal to the Closing Consideration multiplied by a fraction equal to (I) the total number of Rollover Shares outstanding immediately prior to the Closing, divided by (II) the total number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Closing. The “Continuing Stockholder Value” is equal to the Closing Consideration multiplied by a fraction equal to (I) the total number of Retained Shares outstanding immediately prior to the Closing, divided by (II) the total number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Closing.

1.3                               Rollover Stockholders; Continuing Stockholders; Put Right.

(a)                                  In consideration of the transfer by certain Stockholders (the “Rollover Stockholders”) to Harbor of a certain number of Company Shares (as set forth opposite each Rollover Stockholder’s name on Schedule A-2 hereto) (the “Rollover Shares”), and in reliance upon the representations and warranties of the Company and the Stockholders contained herein and in the several letter agreements between Harbor and the Rollover Stockholders to be delivered to Harbor at the Closing in the form attached to this Agreement as Exhibit H (the “Rollover Stockholder Letter Agreements”), and subject to the satisfaction or waiver of all of the conditions contained herein, Harbor agrees to issue to each Rollover Stockholder a number of shares of Harbor Common Stock equal to the quotient obtained by dividing (i) the Rollover Stockholder Value attributable to such Rollover Stockholder by (ii) $6.00. As a condition to the issuance of the Rollover Shares, each Rollover Stockholder shall execute and deliver to Harbor at the Closing a Rollover Stockholder Letter Agreement.

(b)                                 In consideration of the Stock Sale, and in reliance upon the mutual representations and warranties of Harbor, the Company and the Stockholders contained herein and in the letter agreements referred to in this Section 1.3(b), and subject to the satisfaction or waiver of all of the conditions contained herein, certain Stockholders (the “Continuing Stockholders”) agree to continue to hold a certain number of Company Shares (as set forth opposite each Continuing Stockholder’s name on Schedule A-2 hereto) (the “Retained Shares”)

and each Continuing Stockholder shall have the right (the “Put Right”), at any time and from time to time after the sixth month anniversary of the Closing Date (as defined in Section 1.7), to exchange a number of Retained Shares (as designated by such Continuing Stockholder pursuant to a written notice to Harbor (a “Put Notice”)) for that that number of shares of Harbor Common Stock equal to the quotient obtained by dividing (i) the Continuing Stockholder Value attributable to the Retained Shares so designated by the Continuing Stockholder by (ii) $6.00 (the “Put Right Exchange Ratio”). Each Continuing Stockholder agrees that he, she or it shall not sell, transfer, assign or pledge his, her or its Retained Shares (other than pursuant to the Put Right) without the prior written consent of Harbor other than the following which shall not require Harbor’s consent: (A) a delivery of any such Retained Shares to Harbor in connection with the exercise of Put Right, (B) a transfer of such Retained Shares to a family member, trust or family limited partnership, provided the transferee or transferees thereof agree in writing to be bound by this restriction in advance of such transfer, (C) a transfer of such Retained Shares to a transferee or transferees as a bona fide gift or gifts, provided the transferee or transferees thereof agree in writing to be bound by this restriction in advance of such transfer, and (D) a distribution of such Retained Shares by a limited partnership to its partners that does not violate the Act, provided this restriction is communicated to such partners and they are informed that the Retained Shares are bound by such restriction. It shall be a prerequisite to the effectiveness of a transfer which does not require Harbor’s consent for the transferor and transferee to deliver executed instruments evidencing such transfer and compliance with the Securities Act, in such form as may be reasonably requested by Harbor.

1.4                               Discretionary Bonuses. Immediately prior to the Closing, the Company may pay cash bonuses to certain employees of the Company pursuant to the Company Bonus Plan in an amount that shall not exceed $2,600,000 in the aggregate, inclusive of Taxes (as defined in Section 2.9(b)) required to be withheld by the Company (the “Discretionary Bonuses”).

1.5                               Contingent Payment. As additional consideration for the transactions contemplated by this Agreement, Harbor agrees to make additional payments (if any) to the Stockholders at the times, on the basis and subject to the limitations provided in this Section 1.5 (each a “Contingent Payment”):

(a)                                  With respect to the First Measurement Period, the Contingent Payment shall be an amount equal to (i) the Contingent Payment Amount multiplied by one-half (1/2) if 2007 EBITDA is equal to $18,000,000 or (ii) the full Contingent Payment Amount if 2007 EBITDA is equal to or greater than $21,000,000. In the event that 2007 EBITDA is greater than $18,000,000 but less than $21,000,000, the Contingent Payment shall be an amount equal to (A) $14,000,000 plus (B) $14,000,000 multiplied by a fraction (which shall not be greater than 1) (I) the numerator of which is 2007 EBITDA minus $18,000,000, and (II) the denominator of which is $3,000,000; provided that in no event will the Contingent Payment with respect to the First Measurement Period exceed the Contingent Payment Amount.

(b)                                 In the event that the Contingent Payment Amount has been paid in full pursuant to Section 1.5(a) hereto, this Section 1.5(b) shall not be applicable. With respect to the Second Measurement Period, the Contingent Payment shall be an amount equal to (i) the 2007 Contingent Payment Shortfall multiplied by one-half (1/2) if 2007/2008 EBITDA is equal to

$37,000,000 or (ii) the full 2007 Contingent Payment Shortfall if 2007/2008 EBITDA is equal to or greater than $39,000,000. In the event that 2007/2008 EBITDA is greater than $37,000,000 but less than $39,000,000, the Contingent Payment shall be an amount equal to (A) one-half of the 2007 Contingent Payment Shortfall plus (B) one-half of the 2007 Contingent Payment Shortfall multiplied by a fraction (which shall not be greater than 1) (I) the numerator of which is 2007/2008 EBITDA minus $37,000,000, and (II) the denominator of which is $2,000,000; provided that in no event will the Contingent Payment with respect to the Second Measurement Period exceed the 2007 Contingent Payment Shortfall. Notwithstanding the foregoing provisions of this Section 1.5(b), no Contingent Payment shall be made pursuant to this Section 1.5(b) unless 2008 EBITDA exceeds 2007 EBITDA by at least five percent (5%).

(c)                                  Contingent Payments shall be payable within ten (10) business days following the respective dates on which the amount of such Contingent Payments are determined in accordance with this Section 1.5 and shall consist of sixty percent (60%) in cash and forty percent (40%) in Harbor Common Stock. The number of shares of Harbor Common Stock payable in respect of a Contingent Payment shall be an amount equal to (A) forty percent (40%) of the amount of the applicable Contingent Payment divided by (B) the average closing price of a share of Harbor Common Stock on the American Stock Exchange (the “AMEX”) (or such other exchange or automated quotation system on which Harbor Common Stock is then listed or quoted) for the twenty (20) trading days immediately preceding the date on which the Contingent Payment is payable (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source). In the event that Harbor is prohibited by its lenders or other financing sources from making the cash portion of any Contingent Payment when due, then Harbor shall promptly issue a promissory note (the “Contingent Payment Note”) to the Stockholders’ Representative, on behalf of the Stockholders, in an aggregate principal amount equal to the unpaid cash portion of the Contingent Payment, which provides for interest thereon from the date such Contingent Payment was originally due until such amount is paid at an interest rate per annum equal to the then prime rate reported in the Wall Street Journal. The Contingent Payment Note shall mature on the first business day following the date on which Harbor is no longer prohibited by its lenders or other financing sources from making such payment and Harbor shall promptly pay the aggregate principal amount of the Contingent Payment Note (plus interest thereon) to the Stockholders’ Representative, and the Stockholders’ Representative shall distribute to each Stockholder an amount equal to its pro rata share (as set forth opposite such Stockholder’s name on Schedule A-2 hereto) of such amount.

(d)                                 For purposes of this Section 1.5:

(i)                                     “Contingent Payment Amount” means $28,000,000.

(ii)                                  “Company EBITDA” means, in the event that the Closing occurs after December 31, 2006, for the period from January 1, 2007 up to and including the Closing Date, an amount equal to the sum of

(A) the net income (or deficit) of the Company as reported in the Company’s financial statements for such period after deduction of all expenses, Taxes (as defined in Section 2.9(b)(i)), and other proper charges, determined in accordance with GAAP, but excluding, in each case to the extent included in the determination of net income, gain or loss resulting from sales of assets outside of the ordinary course or from the extinguishment of debt, gain or loss resulting from changes in fair value of interest rate swaps or from changes in the value of derivative securities, effects of changes in accounting principles and gain or loss from extraordinary items, plus

(B) in each case to the extent deducted in the calculation of net income for such period and without duplication, (I) Taxes on income for such period, (II) depreciation for such period, (III) amortization for such period, and (IV) interest expense for such period.

In the event that the Closing occurs in 2007 and (x) the Management Equity Transfers occur in 2007, and/or (y) the Discretionary Bonuses are paid in 2007, Company EBITDA shall be determined without giving effect to the Management Equity Transfers and Discretionary Bonuses, as applicable.

(iii)                               “First Measurement Period” means the twelve (12) month period ending on December 31, 2007;

(iv)                              “Harbor EBITDA” means, for any period, an amount equal to the sum of

(A) the net income (or deficit) of Harbor and its subsidiaries on a consolidated basis as reported in Harbor’s audited financial statements for such period after deduction of all expenses, Taxes (as defined in Section 2.9(b)(i)), and other proper charges, determined in accordance with GAAP, but excluding, in each case to the extent included in the determination of net income, gain or loss resulting from sales of assets outside of the ordinary course or from the extinguishment of debt, gain or loss resulting from changes in fair value of interest rate swaps or from changes in the value of derivative securities, effects of changes in accounting principles and gain or loss from extraordinary items, plus

(B) in each case to the extent deducted in the calculation of net income for such period and without duplication, (I) Taxes on income for such period, (II) depreciation for such period, (III) amortization for such period, (IV) interest expense for such period and (V) any Public Company Expenses for such period.

In the event that Harbor consummates one or more business combinations or other acquisitions during the Measurement Period, the expenses related to any such business combination or other acquisition and the operations of any such business acquired shall be excluded from the calculation of Harbor EBITDA.

(v)                                 “Measurement Period” means the First Measurement Period and/or the Second Measurement Period;

(vi)                              “Public Company Expenses” means any and all expenses attributable to Harbor’s operations as a public company that would not otherwise have been incurred in the event that neither Harbor nor the Company was a public company, including incremental audit costs associated with the audit of the Company’s internal controls, consulting and other professional fees incurred in connection with public company compliance with the Sarbanes-Oxley Act of 2002, any fees paid to stock exchanges, and legal and accounting fees associated with preparation of reports (that are incremental to ordinary audit costs) filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”). Public Company Expenses shall not to exceed $600,000 for each Measurement Period;

(vii)                           “Second Measurement Period” means the twenty-four (24) month period ending on December 31, 2008;

(viii)                        “2007 Contingent Payment Shortfall” means an amount equal to (A) the Contingent Payment Amount minus (B) the amount of the Contingent Payment payable in respect of the First Measurement Period;

(ix)                                “2007 EBITDA” means (A) in the event that the Closing occurs after December 31, 2006, the sum of (I) Company EBITDA and (II) Harbor EBITDA for the period beginning on the first day following the Closing Date up to and including December 31, 2007, and (B) in the event the Closing occurs on or prior to December 31, 2006, Harbor EBITDA for the First Measurement Period; and

(x)                                   “2007/2008 EBITDA” means (A) in the event that the Closing occurs after December 31, 2006, the sum of (I) Company EBITDA, (II) Harbor EBITDA for the period beginning on the first day following the Closing Date up to and including December 31, 2007, and (III) Harbor EBITDA for the twelve (12) month period ending on December 31, 2008, and (B) in the event the Closing occurs on or prior to December 31, 2006, Harbor EBITDA for the Second Measurement Period.

(xi)                                “2008 EBITDA” means Harbor EBITDA for the calendar year ending December 31, 2008.

(e)                                  On or before the date that is thirty (30) days following the delivery by Harbor’s auditors of their audit report on Harbor’s financial statements for the period ending on the last day of the applicable Measurement Period, Harbor shall prepare and deliver to the Stockholders’ Representative (as defined in Section 1.9(a)) a report (a “Contingent Payment Report”) setting forth (i) 2007 EBITDA or 2007/2008 EBITDA, as applicable, and the amount of the Contingent Payment, if any, and (ii) Harbor’s reasonably detailed computation of 2007 EBITDA or 2007/2008 EBITDA, as applicable. Following each Measurement Period, the Stockholders’ Representative and/or a firm of independent public accountants designated by the Stockholders’ Representative (the “Stockholders’ Representative Accountant”), at the Stockholders’ expense, will be entitled to reasonable access during normal business hours to the records and working papers relevant to the preparation of the Contingent Payment Report and to such personnel of Harbor as the Stockholders’ Representative may reasonably request; provided that such access is scheduled in advance. The parties may agree to schedule such access at other times in order to minimize the disruption to Harbor’s operations. The Contingent Payment Report will be deemed to be accepted by and shall be conclusive for purposes of determining any Contingent Payment except to the extent, if any, that the Stockholders’ Representative, or the

Stockholders’ Representative Accountant on behalf of the Stockholders’ Representative, shall have delivered within thirty (30) days after the date on which the Contingent Payment Report is delivered to the Stockholders’ Representative, a written notice to Harbor stating each and every item to which the Stockholders’ Representative takes exception, specifying in reasonable detail the nature and extent of each such exception (it being understood that any amounts relating to Contingent Payments not disputed shall be paid promptly). If a change proposed by the Stockholders’ Representative is disputed by Harbor, then the Stockholders’ Representative and Harbor shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Stockholders’ Representative gives Harbor notice of any such proposed change, Harbor and the Stockholders’ Representative cannot agree on any such proposed change, Harbor and the Stockholders’ Representative shall select an independent accounting firm mutually satisfactory to Harbor and the Stockholders’ Representative to resolve such dispute (the “Neutral Auditor”). The Neutral Auditor shall review the calculations of the Contingent Payment and, within sixty (60) days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, the determination of the Neutral Auditor shall be binding upon the parties. The fees and expenses associated with such a review shall be borne equally by Harbor and the Stockholders.

1.6                               Working Capital Adjustment to Purchase Price.(a)           Prior to the Closing Date, the Company shall in good faith prepare, with the assistance of Harbor, an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”). The Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP (as defined in Section 9.12) consistently applied, and otherwise consistent with the methodology described in Section 1.6 of the Disclosure Schedule. Not later than five (5) business days prior to the Closing Date, the Company shall deliver to Harbor the Estimated Closing Date Balance Sheet, together with worksheets and data that support the Estimated Closing Date Balance Sheet and any other information that Harbor may reasonably request in order to verify the amounts reflected on the Estimated Closing Date Balance Sheet. As provided in Section 1.2(b) hereof, the Aggregate Value shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that the Working Capital set forth on the Estimated Closing Date Balance Sheet (the “Estimated Closing Working Capital”) exceeds or is less than the Base Working Capital, as applicable. “Base Working Capital” shall equal (i) $12,303,000 minus (ii) an amount equal to the lesser of (A) $3,100,000 and (B) the sum of (x) the Discretionary Bonuses actually paid, plus (y) the Employer Payroll Taxes on the Management Equity Transfers and the Discretionary Bonuses.

(b)                                 As soon as practical after the Closing Date, at the election of Harbor, either (i) Berry, Dunn, McNeil & Parker, (ii) Vitale, Caturano & Company, or (iii) with the prior consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, such other nationally or regionally recognized independent accounting firm (the “Accountant”) shall audit the Company’s books and records and also shall review the Estimated Closing Date Balance Sheet in accordance with GAAP consistently applied and otherwise consistent with the methodology used to prepare the Base Balance Sheet (as defined in Section 2.5(a)(ii)) and make any adjustments necessary thereto (the “Post-Closing Audited Balance Sheet”) consistent with the provisions of this Section 1.6. All fees and expenses of the Accountant shall be paid by Harbor. Harbor shall, within sixty (60) days of the Closing Date, deliver the Post-Closing Audited Balance Sheet and the calculation of Working Capital (as defined in Section 1.6(e)) at the Closing reflected thereon, to the Stockholders’ Representative, together with worksheets which detail any adjustments and the basis thereof. The Stockholders’ Representative shall have twenty-one (21) days from the date of receipt of the Post-Closing Audited Balance Sheet and the calculation of Working Capital at the Closing reflected thereon, to raise any objections thereto by delivery of a written notice to Harbor setting forth such objections in reasonable detail, including any specific amounts that the Stockholders’ Representative asserts are incorrect in the calculation of Working Capital. In the event that the Stockholders’ Representative fails to raise any objections to the Post-Closing Audited Balance Sheet and the calculation of Working Capital at the Closing reflected thereon within such 21-day period, then the Post-Closing Audited Balance Sheet and the calculation of Working Capital reflected thereon delivered by Harbor shall be deemed final and binding on the parties for purposes of this Section 1.6. If the Stockholders’ Representative does not agree with the Post-Closing Audited Balance Sheet and the calculation of Working Capital at the Closing reflected thereon, and Harbor and the Stockholders’ Representative cannot mutually agree on the same, then within fifteen (15) days following receipt by Harbor of the written objection of the Stockholders’ Representative, Harbor and the Stockholders’ Representative shall select a Neutral Auditor to resolve such dispute. The Neutral Auditor shall review the Post-Closing Audited Balance Sheet and, within sixty (60) days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Post-Closing Audited Balance Sheet and the calculation of Working Capital at the Closing reflected thereon as determined by the Neutral Auditor shall be binding upon the parties. The fees and expenses associated with such a review by the Neutral Auditor shall be borne equally by Harbor and the Stockholders. The “Closing Working Capital” shall be the Working Capital at the Closing reflected on the Post-Closing Audited Balance Sheet as finally determined in accordance with this Section 1.6(b).

(c)                                  Within three (3) business days following determination of the Closing Working Capital in accordance with Section 1.6(b), (i) in the event the Closing Working Capital is less than the Estimated Closing Working Capital, Harbor shall recover an amount equal to the difference between such amounts from the Escrow Fund (as defined in Section 7.6(b)), and (ii) in the event the Closing Working Capital is greater than the Estimated Closing Working Capital, Harbor shall pay to the Stockholders’ Representative, on behalf of the Stockholders, the difference between such amounts, in each case by wire transfer of immediately available funds or bank certified check and the Stockholders’ Representative shall distribute to each Stockholder an amount equal to its pro rata share (as set forth opposite such Stockholder’s name on Schedule A-2 hereto) of such amount. The difference between the Base Working Capital and the Closing Working Capital is referred to as the “Net Working Capital Adjustment Amount.”

(d)                                 As used in this Section 1.6 “Working Capital” shall be computed as described in Section 1.6 of the Disclosure Schedule.

1.7                               Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at a mutually agreeable location within two (2) business days of the satisfaction or, if permitted, waiver of the conditions set forth in Section 6 hereof (the “Closing Date”). At the Closing, in addition to the other documents described in Sections 6.4 and 6.5, (a) the Stockholders shall deliver or cause to be delivered to Harbor (i) stock certificates representing all of the Company Shares (other than the Retained Shares), and (ii) certificates, if any, representing the Company Warrants, in each case free and clear of any and all Encumbrances, and (b) Harbor shall deliver the Cash Purchase Price and shares of Harbor Common Stock in respect of the

Rollover Shares. All cash payments hereunder shall be made by wire transfer of same day available funds.

1.8                               Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Company Shares under this Agreement will be borne and paid by the Stockholders, provided, however, that any state, city or local real estate transfer taxes payable as a result of the transactions contemplated by this Agreement shall be borne and paid by Harbor.

1.9                               Stockholders’ Representative.

(a)                                  By the execution and delivery of this Agreement, each Stockholder hereby irrevocably constitutes and appoints Knute C. Albrecht as his, her or its true and lawful agent and attorney-in-fact (together, the “Stockholders’ Representative”), with full power of substitution to act in such Stockholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement and the Escrow Agreement (as defined in Section 1.10), and to act on such Stockholder’s behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the power:

(i)                                     to waive any condition to the obligations of such Stockholder to consummate the transactions contemplated by this Agreement;

(ii)                                  to make any and all decisions entitled to be made thereby under the Escrow Agreement, including without limitation, any and all decisions about distribution of any amounts out of the Escrow Fund;

(iii)                               to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Stockholder which the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement; and

(iv)                              to do or refrain from doing any further act or deed on behalf of such Stockholder which the Stockholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement, as fully and completely as such Stockholder could do if personally present.

(b)                                 The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Harbor, its affiliates and any other Person (as defined in Section 9.12) may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative on behalf of the Stockholders in all matters referred to herein. All notices delivered by Harbor or the Company (following the Closing) to the Stockholders’ Representative (whether pursuant hereto or otherwise) for the benefit of the

Stockholders shall constitute notice to the Stockholders. The Stockholders’ Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders’ Representative believes to be in the best interests of the Stockholders and consistent with his obligations under this Agreement, but the Stockholders’ Representative shall not be responsible to the Stockholders for any loss or damages they may suffer by reason of the performance by the Stockholders’ Representative of his duties under this Agreement, other than loss or damage arising from willful violation of the law.

(c)                                  Each Stockholder agrees to indemnify and hold harmless the Stockholders’ Representative from any loss, damage or expense arising from the performance of its duties as the Stockholders’ Representative hereunder, including, without limitation, the cost of legal counsel retained by the Stockholders’ Representative on behalf of the Stockholders, but excluding any loss or damage arising from willful violation of the law.

(d)                                 All actions, decisions and instructions of the Stockholders’ Representative taken, made or given pursuant to the authority granted to the Stockholders’ Representative pursuant to this Section 1.9 shall be conclusive and binding upon each Stockholder, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. In all questions arising under this Agreement or the Escrow Agreement, the Stockholders’ Representative may rely on the advice of counsel, and the Stockholders’ Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice.

(e)                                  The provisions of this Section 1.9 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Stockholders to the Stockholders’ Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Stockholder.

(f)                                    Harbor shall be entitled to rely on any written communication delivered to Harbor from the Stockholders’ Representative which it reasonably believes to be genuine. The Stockholders shall indemnify and hold Harbor harmless from any act or failure to act based upon such reliance.

1.10                        Escrow. At the Closing, the Company, the Stockholders, Harbor and Mellon Trust of New England, N.A. (the “Escrow Agent”), as escrow agent, will execute an Escrow Agreement, substantially in the form of Exhibit E hereto (the “Escrow Agreement”), in accordance with which Harbor will deposit in escrow with the Escrow Agent an aggregate amount equal to five percent (5%) of the Net Equity Value (the “Escrow Amount”). In the event a Contingent Payment is made pursuant to Section 1.5(a) or 1.5(b) of this Agreement, an amount equal to five percent (5%) of such Contingent Payment shall be released from the escrow. Sixty percent (60%) of the Escrow Amount, following the release (if applicable) from the escrow actually made pursuant to the prior sentence, shall be released on the date which is eighteen (18) months from the Closing Date (the “First Escrow Release Date”). One hundred percent (100%) of the remaining Escrow Amount shall be released on the date that is twenty four (24) months from the Closing Date (the “Second Escrow Release Date”), as more fully set forth in (and subject to the terms of) the Escrow Agreement. Except as set forth in Section 7.3, the Escrow

Amount shall be the sole and exclusive remedy for any claims by Harbor for indemnification under Section 7, and, except for written claims for breach that are made prior to the First Escrow Release Date or Second Escrow Release Date, as applicable, in accordance with Section 7.1, shall be subject to release immediately following the First Escrow Release Date or Second Escrow Release Date, as applicable, in accordance with the procedures specified in the Escrow Agreement. Releases from escrow shall be subject to any prior claim made pursuant to Section 7 hereof.

1.11                        Rule 145. In addition to the resale restrictions set forth in Section 1.3(b) hereof and the Rollover Stockholder Letter Agreements, all shares of Harbor Common Stock issued or to be issued pursuant to this Agreement to the Stockholders will be subject to certain resale restrictions under Rule 145 under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), and all certificates representing such shares shall bear an appropriate restrictive legend. At the Closing, Harbor and certain of the Stockholders shall execute and deliver the Registration Rights Agreement, covering all shares of Harbor Common Stock issued to such Stockholders or to be issued pursuant to this Agreement (including shares of Harbor Common Stock issuable upon exercise of the Put Right pursuant to Section 1.3) that would otherwise be restricted as to resale thereof.

1.12                        Tax Treatment; Tax Matters.

(a)                                  The Stockholders’ right to the Contingent Payments and the Escrow Amount and shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding provision of foreign, state or local law, as appropriate. Any income earned with respect to the Escrow Amount shall be included in the gross income of Harbor for income tax purposes. Neither Harbor nor the Company shall take a position in any Tax Return or examination or other administrative or judicial proceeding (including any ruling request) relating to any Tax that is inconsistent with such treatment.

(b)                                 In the event that for federal tax purposes Harbor elects to include the Company in an “affiliated group” as defined in Code Section 1504, or if the tax year of the Company ends as of the Closing Date pursuant to Treasury Regulations, Section 1.1502-76, or otherwise, the Stockholders shall cooperate with Harbor and shall provide to Harbor such information and records as are reasonably necessary to allow Harbor to timely and properly file (or to cause the Company to file) with the appropriate tax authorities (i) a short-year income tax return for the Company for the tax period ending on the Closing Date, (ii) consolidated federal income tax return for the affiliated group including the Company for the tax period immediately after the Closing Date, and (iii) corresponding state and local income tax returns, as required by law.

Section 2.                                          Representations and Warranties of the Company and the Stockholders.

In order to induce Harbor to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Stockholders hereby make to Harbor the representations and warranties contained in this Section 2. Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.2(b) and 2.3(b) are made solely by the Stockholders, and in each case such representations and warranties are made solely by each individual Stockholder as to himself, herself or itself. The representations and warranties contained in this Section 2 are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to Harbor pursuant to this Agreement (the “Disclosure Schedule”). For purposes hereof, unless otherwise indicated, all references to the Company shall include the Company Subsidiary (as defined in Section 2.4). References to the knowledge or awareness of the Company are deemed to mean the actual knowledge of the executive officers of the Company assuming reasonable inquiry.

2.1                               Organization and Corporate Power of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure Schedule and (b) in each jurisdiction in which the failure to be so duly qualified or registered has had, or is reasonably likely to have, a Material Adverse Effect on the Company. The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. Copies of the Company’s Certificate of Incorporation, as amended through the date hereof (the “Company Charter”), and the bylaws of the Company, as amended through the date hereof (the “Company Bylaws”), have been furnished to Harbor by the Company, are correct and complete as of the date of this Agreement, and the Company is not in violation of any term of the Company Charter or Company Bylaws.

2.2                               Authorization and Non-Contravention.

(a)                                  This Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto have been duly authorized by all necessary corporate or other action of the Company. Except for filings, permits, authorizations, consents and approvals that may be required under the HSR Act (as defined in Section 4.4(a)), the Securities Act or any state securities laws, the execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of any provision of the Company Charter or Company Bylaws; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company; (iii) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party (that has not already been obtained); (iv) except as set forth in Section 2.2 of the Disclosure Schedule (which, in each case, would not individually or in the aggregate, have a Material Adverse Effect on the Company), violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, permit, license or authorization to which the Company is a party or by which the Company is bound; or (v) result in the creation or imposition of any Encumbrances upon any of the properties or assets of the Company or any Company Shares.

(b)                                 This Agreement and all agreements, documents and instruments executed and delivered by any Stockholder pursuant hereto are valid and binding obligations of such Stockholder enforceable in accordance with their respective terms. Each Stockholder has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each Stockholder of this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a violation of any provision of such Stockholder’s organizational documents, if applicable; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to such Stockholder; (iii) require from such Stockholder any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been obtained); (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which such Stockholder is a party or by which such Stockholder is bound; or (v) result in the creation or imposition of any Encumbrance upon any of the Company Shares owned by such Stockholder.

2.3                               Capitalization.

(a)                                  As of the date of this Agreement, the authorized, issued and outstanding capital stock of the Company is set forth in Section 2.3 of the Disclosure Schedule. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement and except as set forth in Section 2.3 of the Disclosure Schedule, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security. Except as set forth in Section 2.3 of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth in Section 2.3 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company is not under any obligation by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act. At the Closing, all of the Company Shares (other than the Retained Shares) and the Company Warrants sold or exchanged in connection with the transactions contemplated by this Agreement shall represent all of the outstanding capital stock of the Company (other than the Retained Shares) and all outstanding options, warrants and other rights to acquire capital stock of the Company. Except for the Company Warrants to be transferred to Harbor at the Closing, at the Closing there shall be no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company or such options, warrants or rights.

(b)                                 Immediately prior to the Closing, each Stockholder will be the sole record and beneficial owner of the Company Shares set forth opposite his, her or its name on Schedule A-2 hereto, free and clear of any Encumbrances. At the Closing, each Stockholder shall deliver the Company Shares (other than the Retained Shares) set forth opposite his, her or its name on Schedule A-2 hereto to Harbor free and clear of any Encumbrances.

2.4                               Subsidiaries; Investments. The Company does not own or control, directly or indirectly, any interest in any subsidiary other than Elmet Energy Services, LLC, a Maine limited liability company (the “Company Subsidiary”). The Company has not made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any officer, director or stockholder of the Company, except as set forth in Section 2.4 of the Disclosure Schedule. The Company Subsidiary is wholly-owned directly by the Company and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company Subsidiary. The Company Subsidiary does not have any assets or liabilities.

2.5                               Financial Statements.

(a)                                  The Company has delivered to Harbor the following financial statements, copies of which are included in Section 2.5 of the Disclosure Schedule (collectively, the “Financial Statements”):

(i)                                     Audited balance sheet of the Company as of December 31, 2005 and 2004, and statements of income and retained earnings and statements of cash flows for each of the years then ended;

(ii)                                  Unaudited adjusted balance sheet of the Company as of the end of the fiscal period ended July 31, 2006 (the “Base Balance Sheet”); and

(iii)                               Unaudited adjusted statement of income of the Company through the end of the fiscal period ended July 31, 2006.

Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with

GAAP consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company.

(b)                                 As of the date of this Agreement, all liabilities and obligations of the Company of a type that would be required to be shown on the Financial Statements in accordance with GAAP have been (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Section 2.5 of the Disclosure Schedule, or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business consistent with past practices, except for liabilities and obligations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.6                               Absence of Certain Developments. Since the date of the Base Balance Sheet and through the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice and, except as set forth in Section 2.6 of the Disclosure Schedule, there has not been:

(a)                                  any change in the assets, liabilities, financial condition, properties, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to have a Material Adverse Effect on the Company;

(b)                                 any mortgage, lien or other encumbrance placed on any of the properties of the Company, other than purchase money liens and liens for taxes not yet due and payable;

(c)                                  any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets (other than raw material and goods for resale) by the Company, including any of its Intellectual Property Rights (as defined in Section 2.11), involving the payment or receipt of more than $50,000;

(d)                                 any damage, destruction or loss, whether or not covered by insurance, that has had or could be reasonably likely to have a Material Adverse Effect on the Company;

(e)                                  any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

(f)                                    any resignation, termination or removal of any officer of the Company;

(g)                                 any material change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company other than such changes required by GAAP that have been disclosed to Harbor;

(h)                                 any amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

(i)                                     any amendment to the Company Charter or Company Bylaws;

(j)                                     any write-off as uncollectible of any notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice;

(k)                                  except for the transactions contemplated by this Agreement, any material change in the rate of compensation of any officers or employees (including any such change pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any agreement to change the compensation payable or to become payable to any officer or employee;

(l)                                     any cancellation of any debts or any waiver or lapse of any claims or rights of substantial value; or

(m)                               any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (l) above.

2.7                               Transactions with Affiliates. Except as set forth in Section 2.7 of the Disclosure Schedule, there are no loans, leases or other agreements or transactions between the Company or any stockholder, director, officer or employee of the Company, or to the knowledge of the Company any member of such officer’s, director’s, employee’s or stockholder’s immediate family, or any person controlled by such officer, director, employee or stockholder or his or her immediate family. No stockholder, director, officer or employee of the Company, or to the knowledge of the Company any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company.

2.8                               Real Property.

(a)                                  Section 2.8 of the Disclosure Schedule sets forth a list and description of all real property owned by the Company or the Company Subsidiary and all real property leased by the Company or the Company Subsidiary (the “Real Property”). All leases relating to Real Property are identified in Section 2.8 of the Disclosure Schedule (the “Leases”) and true and complete copies thereof have been made available to Harbor. Except as set forth in Section 2.8 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company has good and marketable title to all of the owned Real Property. With respect to each Lease listed in Section 2.8 of the Disclosure Schedule:

(i)                                     the Company has good, valid and enforceable leasehold interests to the leasehold estate in the leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii)                                  each of said Leases has been duly authorized and executed by the Company and is in full force and effect; and

(iii)                               the Company is not in default under any material term of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company.

(b)                                 To the Company’s knowledge, except as set forth in Section 2.8 of the Disclosure Schedule or as specifically disclosed in the Base Balance Sheet, and except with respect to leased personal property, the Company has good, marketable title to all of its tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances, except for (i) inventory and obsolete assets that have been disposed of to nonaffiliated third parties since the date of the Base Balance Sheet in the ordinary course of business, (ii) Encumbrances reflected in the Base Balance Sheet, (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (iv) Encumbrances for current Taxes (as defined in Section 2.9(b)) not yet due and payable.

2.9                               Tax Matters.

(a)                                  Except as set forth in Section 2.9 of the Disclosure Schedule:

(i)                                     the Company has filed with the appropriate governmental agencies all Federal, state, local and foreign Tax Returns (as defined in Section 2.9(b)) required to be filed by it, has paid in full or made adequate provision for the payment of all Taxes (as defined in Section 2.9(b)), together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Tax Returns), and all such Tax Returns were correct and complete in all material respects;

(ii)                                  the Company is not currently the beneficiary of any extension of time within which to file any Tax Returns;

(iii)                               the Company has previously provided Harbor with true and complete copies of all such Tax Returns for the Company filed since its inception;

(iv)                              there are no existing Tax liens (other than for Taxes not yet due and payable) upon any property or assets of the Company;

(v)                                 the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the Company’s knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes;

(vi)                              there is no unresolved written claim by a Governmental Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction;

(vii)                           there has been no examination or audit by any Governmental Authority with respect to Taxes with respect to any period;

(viii)                        neither the Internal Revenue Service (the “IRS”) nor any other tax authority has, by written notice to the Company, or to the Company’s knowledge,

proposed or threatened to examine or audit the Returns of the Company, or to assert any deficiency or claim for any additional Taxes;

(ix)                                the Company has withheld and paid to the appropriate governmental authority all Taxes required to have been withheld and paid in connection with all amounts paid or owing to any employee, independent contractor, creditor, the Stockholders or other third party;

(x)                                   the unpaid Taxes of the Company did not, as of the date of the Base Balance Sheet, exceed the reserve for tax liability set forth on the face of the Base Balance Sheet (rather than any notes thereto);

(xi)                                the Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has disclosed on its Federal income tax returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Code Section 6662;

(xii)                             the Company has not been a member of an affiliated group filing a consolidated Federal income tax return;

(xiii)                          the Company has not accrued or made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment (including without limitation any payments or transfers made in connection with the Management Equity Transfers and the Discretionary Bonuses), that is or will not be deductible under Code Section 280G; and

(xiv)                         the Company has adopted the accrual method of accounting for income tax purposes, and has not adopted or consented to any change in methods of accounting requiring adjustments under Code Section 481 (or any comparable provisions of state and local income tax laws).

(b)                                 For the purposes of this Agreement:

(i)                                     “Taxes” shall mean any and all taxes of every nature, including but not limited to income, sales, franchise, excise and withholding taxes, as well as all, charges, fees, levies or other assessments, imposed by the IRS or any taxing authority, and such term shall include any interest whether paid or received, fines, penalties, assessments, deficiencies or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments; and

(ii)                                  “Tax Returns” shall mean any report, return, document or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

(c)                                  The taxable year of the Company for federal and state income tax purposes is the fiscal year ended December 31.

(d)                                 If any Management Equity Transfers and Discretionary Bonuses are made, then the difference between (i) the Company’s cumulative federal and state income tax liability (for all taxable years of the Company beginning on or before December 31, 2007) not taking into account the deductions for the Management Equity Transfers, Discretionary Bonuses, and Employer Payroll Taxes related thereto, and (ii) the Company’s actual cumulative federal and state income tax liability (for all taxable years of the Company beginning on or before December 31, 2007), shall be at least equal to the amount that the Base Working Capital is reduced by clause (ii) of the last sentence of Section 1.6(a). The foregoing determination shall be calculated by including the federal and state income tax liability of all members of any “affiliated group” within the meaning of section 1504(a) of the Code of which the Company is a member and which group files a consolidated Federal income tax return.  The representation contained in this Section 2.9(d) is expressly conditioned on the assumption that (i) no election to forgo carrybacks of net operating losses under Section 172(b)(3) of the Code will be made, and (ii) the Management Equity Transfers, the Discretionary Bonuses and the Employer Payroll Taxes related thereto will be deducted on the Tax Returns (including any amended Tax Returns) of the Company for the taxable year of the Company beginning on January 1, 2007, except to the extent the claiming of such deductions are not permitted by law. “Employer Payroll Taxes” means FICA, Medicaid, FUTA and SUTA taxes, and any state counterparts, imposed on and paid by the Company.

(e)                                  The representations and warranties set forth in this Section 2.9 shall constitute the only representations and warranties by the Company with respect to Taxes.

2.10                        Certain Contracts and Arrangements. Except as set forth in Section 2.10 of the Disclosure Schedule, the Company is not a party or subject to or bound by:

(a)                                  any contract or agreement involving a potential commitment or payment by the Company in excess of $50,000;

(b)                                 any contract containing covenants directly or explicitly limiting in any respect the freedom of the Company to compete in any line of business or with any person or entity;

(c)                                  any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(d)                                 any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company;

(e)                                  any pension, profit sharing, retirement or stock option plans;

(f)                                    any acquisition, merger or similar agreement;

(g)                                 any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

(h)                                 any contract with a sole-source supplier of significant goods or services (other than utilities and commodity gases); or

(i)                                     any other material contract, which involves consideration in excess of $50,000.

Neither the Company nor, to the knowledge of the Company, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, the breach of which could reasonably be expected to have a Material Adverse Effect on the Company, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect on the Company.

2.11                        Intellectual Property.

(a)                                  Except as set forth in Section 2.11 of the Disclosure Schedule, the Company is the owner of, or has the right to use, all Intellectual Property Rights (as defined below) as are relevant to the Company’s business as currently conducted, without payment to any third party (except with respect to commercially available third-party software), except where the failure to own or have the right to use such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 2.11 of the Disclosure Schedule contains a list of all issued patents, patent applications, registered trademarks and registered copyrights owned or purported to be owned by the Company. To the Company’s knowledge, operation of the Company’s business as currently conducted or proposed to be conducted does not or would not infringe or conflict with the rights of others under any Intellectual Property Rights. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any material Intellectual Property Right or cause the Company to infringe or conflict with the rights of others under any Intellectual Property Right.

(b)                                 The Company has paid in full all license fees, royalties and other payments that are due and payable with respect to any Intellectual Property Rights and the Company is not in default under any agreement relating to any of the Intellectual Property Assets, except as would not result in a Material Adverse Effect on the Company. To the knowledge of the Company, no employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged that is related to the business of the Company or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(c)                                  The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets. The Company has good title and valid rights to use the Trade Secrets without compensation to, or consent from, any third party. To the Company’s knowledge, the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. The

Company has not received written notice to the effect that any of its Trade Secrets is subject to any adverse claim or has been challenged or threatened in any way.

(d)                                 For purposes of this Agreement, “Intellectual Property Right” includes:  (i) the Company’s name and variations thereof, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications; (ii) all patents, patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights (whether registered or unregistered) in both published works and unpublished works; and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, formulae, data, process technology, plans, drawings, and blueprints (collectively, “Trade Secrets”), owned, used, or licensed by the Company as licensee or licensor.

2.12                        Litigation. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no litigation or governmental or administrative proceeding or investigation pending as of the date of this Agreement or, to the knowledge of the Company, threatened in writing as of the date of this Agreement against the Company or affecting the properties or assets of the Company, or, as to matters related to the Company, against any officer or director of the Company in their respective capacities in such positions. Section 2.12 of the Disclosure Schedule includes a description of all litigation, claims or proceedings (except for collections or similar actions for amounts of less than $50,000) involving the Company or any of its officers or directors in connection with the business of the Company occurring, arising or existing since January 1, 2004.

2.13                        Labor Matters. The Company employs fifty (50) exempt employees and one hundred and seventy-eight (178) non-exempt employees as of the date hereof. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company as of the date of this Agreement or amounts required to be reimbursed to such employees. The Company is in compliance in all material respects with all of its collective bargaining agreements and all applicable laws and regulations respecting labor, employment, fair employment practices, immigration, terms and conditions of employment, occupational safety and health, and wages and hours, including youth employment laws. There are no charges of employment discrimination or unfair labor practices or strikes or stoppages of work, workers compensation claims or government inspections, audits or investigations existing, pending or, to the knowledge of the Company, threatened against or involving the Company as of the date of this Agreement. There are no changes pending or, to the knowledge of the Company, threatened with respect to (including, without limitation, the resignation of) any executive officer of the Company nor has the Company received any notice or information concerning any prospective change with respect to any such executive officer. The Company has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN”), or any similar state or local law or regulation since January 1, 2004, and no layoffs that could implicate such laws or regulations are currently contemplated.

2.14                        Compliance with Laws. Except as set forth in Section 2.14 of the Disclosure Schedule, the Company is in compliance in all material respects with all applicable statutes,

ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal or other governmental authority, which apply to the conduct of its business. The Company is not subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company and as of the date of this Agreement has not received any written notice, demand letter, administrative inquiry or formal complaint or claim from any regulatory agency with respect to the business, affairs, properties or assets of the Company. Notwithstanding the foregoing, this Section 2.14 shall not constitute a representation or warranty as to Tax, Labor, Employee Benefit or Environmental Matters which are limited to those representations and warranties set forth in Sections 2.9, 2.13, 2.15 and 2.18 hereof, respectively, as contemplated by Sections 2.9(e), 2.15(b) and 2.18(g) hereof, respectively. A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders necessary to the operation of the business of the Company in the manner in which it is presently conducted (“Permits”) is set forth on Section 2.14 of the Disclosure Schedule. All such Permits are valid and in full force and effect. To the Company’s knowledge, the Company has not engaged in any activity that would cause revocation or suspension of any such Permits and no action or proceeding is currently pending, or to the knowledge of the Company threatened, contemplating the revocation or suspension of any thereof.

2.15                        Employee Benefit Plans.

(a)                                  With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company as of the date of this Agreement (the “Benefit Plans”), except as set forth in Section 2.15 of the Disclosure Schedule, each Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law. Except as set forth in Section 2.15 of the Disclosure Schedule, (i) no Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or is a multiemployer plan within the meaning of Section 3(37) of ERISA and (ii) each Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified. To the Company’s knowledge, no transaction prohibited by Section 406 of ERISA and no prohibited transaction under Section 4975(c) of the Code has occurred with respect to any of the Benefit Plans. No liability exists from the Company to the IRS with respect to the any of the Benefit Plans. Except as set forth in Section 2.15 of the Disclosure Schedule, all filings required by ERISA and the Code as to each Benefit Plan have been timely filed and all notices and disclosures to participants required by ERISA or the Code have been timely provided. To the Company’s knowledge, no event has occurred or circumstance exists that could result in a material increase in premium cost of those Benefit Plans that are insured, or a material increase in benefit costs of those Benefit plans that are self-insured. To the Company’s knowledge, other than claims for benefits submitted by participants or beneficiaries, no claims against, or legal proceedings involving, any Benefit Plan is pending or threatened. No event has occurred or circumstance exists that is reasonably likely to cause the hourly or salary 401(k) plan or their trusts to lose their qualification or tax-exempt status, respectively.

(b)                                 The representations and warranties set forth in this Section 2.15 shall constitute the only representations and warranties by the Company with respect to any Benefit Plans.

2.16                        Insurance Coverage. Section 2.16 of the Disclosure Schedule contains a summary of the insurance policies maintained by the Company as of the date of this Agreement. There are no claims pending against the Company as of the date of this Agreement under any such insurance policies covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company’s knowledge, such policies have coverage that is reasonable for the size and nature of the Company’s business and there is no threatened termination of any such policies or arrangements.

2.17                        Investment Banking; Brokerage. Except as set forth in Section 2.17 of the Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company. All of the fees and costs payable pursuant to any agreement listed in Section 2.17 of the Disclosure Schedule shall be paid by the Company at or prior to the Closing, and shall be included in the definition of Selling Expenses.

2.18                        Environmental Matters. Except as set forth in Section 2.18 of the Disclosure Schedule, or as would not be reasonably likely to have a Material Adverse Effect on the Company:

(a)                                  the Company is in compliance in all material respects with all Environmental Laws (as defined below) applicable to its operation and use of the Real Property;

(b)                                 the Company has not generated, transported, treated, stored, or disposed of or arranged, by contract, agreement or otherwise, for the treatment or disposal of any Hazardous Materials (as defined below) except in compliance with all applicable Environmental Laws;

(c)                                  the Company has not (i) received notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law or relating to any permit under Environmental Law or (iii) been subject to or, to the Company’s knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law;

(d)                                 the Company has, and as of the date of this Agreement there are in full force and effect, all Permits required under any Environmental Law for the Company’s activities and operations at the Real Property, which Permits are listed in Section 2.18 of the Disclosure Schedule, and the Company is in compliance in all material respects with such Permits and has not engaged in any activity that would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the knowledge of the Company, threatened; and

(e)                                  to the knowledge of the Company, all written information the Company has furnished to Harbor concerning the environmental conditions of the Real Property, prior uses of the Real Property, and the operations of the Company related to compliance with Environmental Laws is materially accurate.

(f)                                    For purposes of this Agreement:

(i)                                     “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

(ii)                                  “Environmental Laws” means all Laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local Laws.

(iii)                               “Hazardous Material” means any toxic substance, hazardous waste, hazardous material, hazardous substance, pollutant, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, polychlorinated biphenyls and asbestos and asbestos-containing material as defined in, or listed under, any Environmental Law.

(g)                                 The representations and warranties set forth in this Section 2.18 shall constitute the only representations and warranties by the Company with respect to Environmental Matters.

2.19                        Customers and Distributors. Section 2.19 of the Disclosure Schedule sets forth the name of each customer and distributor of the Company who accounted for more than ten percent (10%) of the revenues of the Company for each of the fiscal years ended December 31, 2004 and December 31, 2005 and/or for the six (6) months ended June 30, 2006 (the “Customers” and “Distributors”, respectively). No Customer or Distributor of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company.

2.20                        Suppliers. Within the last twelve (12) months, no supplier that the Company has paid or is under contract to pay $50,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies or materials to the Company.

2.21                        Bank Accounts; Credit Cards; Corporate Accounts; Powers of Attorney. Section 2.21 of the Disclosure Schedule contains a complete and accurate list of (a) the name of each bank in which the Company has an account or safe deposit box and the name(s) of all persons authorized to draw thereon or have access thereto, (b) the name of each credit card issuer with whom the Company has an account and the name(s) of all persons authorized to use such accounts or have access thereto, and (c) the name(s) of all persons, if any, holding powers of attorney from the Company.

2.22                        Books and Records. All of the accounts, books, ledgers and other records material to the Company’s business and operations have been properly and accurately kept and are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) the Company’s material transactions are executed in accordance with management’s general or specific authorization; (ii) the Company’s transactions are recorded as necessary to permit the preparation of the financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.23                        Investor Status; Investment Intent

(a)                                  Each of the Stockholders as of the date of this Agreement (as listed on Schedule A-1 hereto) is an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D under the Securities Act). Each such Stockholder has undertaken such investigation, and has been provided with and has evaluated such documents and information including, without limitation, the Harbor SEC Reports (as defined in Section 3.4(a)), as it or he has deemed appropriate to enable such Stockholder to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby including, in the case of all such Stockholders, the potential future receipt of shares of Harbor Common Stock pursuant to the Contingent Payment and, in the case of the Continuing Stockholders, the potential future receipt of shares of Harbor Common Stock upon exercise of the Put Right. Each such Stockholder also acknowledges that it or he has received all materials relating to the business of Harbor as such Stockholder has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Harbor hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Without limiting the generality of the foregoing, each such Stockholder acknowledges that Harbor makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Company or the Stockholders of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Harbor or the future business and operations of Harbor or (ii) any other information or documents made available to the Company, the Stockholders or their counsel, accountants or advisors with respect to Harbor or any of its business, assets, liabilities or operations, except as expressly set forth in this Agreement.

(b)                                 Each of the Rollover Stockholders (as now listed, or will be listed prior to the Closing, on Schedule A-2 hereto) shall, in connection with the placement of shares of Harbor Common Stock with such Stockholder in exchange for the Company Shares which such Rollover Stockholder may receive from the Company immediately prior to the Closing in connection with the Management Equity Transfers, confirm through the Rollover Stockholder Letter Agreement which such Stockholder shall deliver to Harbor in connection with the Closing, such Rollover Stockholder’s investor status and receipt of information relating to Harbor.

(c)                                  Each of the Stockholders as of the date of this Agreement hereby represents and warrants, and each of the Rollover Stockholders will represent and warrant through their Rollover Stockholder Letter Agreements, that all shares of Harbor Common Stock which they may receive pursuant to this Agreement and the transactions described herein, whether (i) pursuant to the Contingent Payment (in the case of all Stockholders), (ii) exercise of the Put Right (in the case of the Continuing Stockholders), or (iii) at the Closing in exchange for Rollover Shares (in the case of the Rollover Stockholders), will be acquired for investment and without a view to any future sale or other transfer except as may be registered under the Securities Act and any applicable state securities laws or pursuant to an exemption from the registration requirements under the Securities Act and any applicable state securities laws.

2.24                        Disclosure. To the Company’s knowledge, the representations, warranties and statements contained in this Agreement and the Disclosure Schedule delivered by the Company to Harbor pursuant to this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated herein or therein to make such representations, warranties or statements not misleading in any material respect in light of the circumstances under which they were made.

2.25                        Disclaimer of Other Representations and Warranties.

(a)                                  NONE OF THE COMPANY, ITS REPRESENTATIVES OR THE STOCKHOLDERS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OF THE COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS.

(b)                                 Without limiting the generality of the foregoing, none of the Company, such representatives of the Company or the Stockholders has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available to Harbor or in any presentation of the business of the Company and its Subsidiaries in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, the Confidential Descriptive Memorandum made available by the Company and its representatives are not and shall not be deemed to be or to include representations or warranties of the Company.

Section 3.                                          Representations and Warranties of Harbor. In order to induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Harbor hereby makes to the Company and the Stockholders the representations and warranties contained in this Section 3. The representations and warranties contained in this Section 3 are subject to the qualifications and exceptions set forth in the Disclosure Schedule delivered to the Company and the Stockholders pursuant to this Agreement. References to the knowledge or awareness of Harbor are deemed to mean the actual knowledge of the executive officers of Harbor assuming reasonable inquiry.

3.1                               Existence; Good Standing. Harbor is a corporation, validly existing and in good standing under the laws of the State of Delaware. Harbor is duly licensed or qualified to do business as a foreign corporation under the laws of any other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Harbor to perform its obligations under this Agreement. Harbor has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted.

3.2                               Authorization and Non-Contravention. Harbor has full right, authority and power under its respective organizational documents, including Harbor’s Certificate of Incorporation, as amended through the date hereof (the “Harbor Charter”) and Harbor’s bylaws, as amended through the date hereof (the “Harbor Bylaws”), to enter into this Agreement and all agreements, documents and instruments executed by Harbor pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments executed by Harbor pursuant hereto are valid and binding obligations of Harbor enforceable in accordance with their respective terms. Except for filings, permits, authorizations, consents and approvals that may be required under the HSR Act (as defined in Section 4.4(a)), the Securities Act or any state securities laws, and except for the Harbor Stockholder Approval (as defined in Section 4.10(d)), the execution, delivery and performance of this Agreement and all agreements, documents and instruments executed by Harbor pursuant hereto have been duly authorized by all necessary action under the Harbor Charter and Harbor Bylaws. The execution, delivery and performance by Harbor of this Agreement and all agreements, documents and instruments to be executed and delivered by Harbor pursuant hereto do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a violation of any provision of the Harbor Charter or Harbor Bylaws; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Harbor; (c) require from Harbor any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been made or obtained or may be required in the future under the Proxy Statement, the Escrow Agreement, the Registration Rights Agreement or in connection with the Contingent Payment); or (d) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, permit, license or authorization to which Harbor is a party or by which Harbor is bound, except in each case, as would not individually or in the aggregate, have a Material Adverse Effect on Harbor.

3.3                               Capitalization. As of the date of this Agreement, the authorized, issued and outstanding capital stock of Harbor is set forth in the Harbor SEC Reports (as defined in Section 3.4(a)). All of the issued and outstanding shares of capital stock of Harbor are duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement and except as set forth in the Harbor SEC Reports, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of Harbor or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is Harbor committed to issue any such option, warrant, right or security. Except as set forth in the Harbor SEC Reports, there are no agreements or understandings to which Harbor is a party with respect to the voting of any shares of capital stock of Harbor or which restrict the transfer of any such shares. Except as set forth in the Harbor SEC Reports, there are no outstanding contractual obligations of Harbor to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of Harbor. Except as set forth in the Harbor SEC Reports, Harbor is not under any obligation by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

3.4                               SEC Filings; Financial Statements; Liabilities.

(a)                                  Harbor has made available to the Company and the Stockholders’ Representative a correct and complete copy of each report, registration statement and definitive proxy statement filed by Harbor with the Securities and Exchange Commission (the “Harbor SEC Reports”), which are all the forms, reports and documents required to be filed by Harbor with the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement. As of their respective dates the Harbor SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Harbor SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Harbor makes no representation or warranty whatsoever concerning the Harbor SEC Reports as of any time other than the time they were filed.

(b)                                 Each set of financial statements (including, in each case, any related notes thereto) contained in the Harbor SEC Reports, including each Harbor SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Harbor at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or will be are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Harbor taken as a whole.

(c)                                  As of the date of this Agreement, all liabilities of Harbor of a type that would be required to be shown on the financial statements included in the Harbor SEC Reports have been (i) stated or adequately reserved against in the financial statements included in the

Harbor SEC Reports, (ii) reflected in Section 3.4 of the Disclosure Schedule, or (iii) incurred after June 30, 2006 in the ordinary course of business consistent with past practices, except for liabilities which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Harbor.

3.5                               [Intentionally Omitted].

3.6                               Subsidiaries; Investments. Harbor does not own or control, directly or indirectly, any interest in any Subsidiary, except as set forth in the Harbor SEC Reports. Harbor has not made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any officer, director or stockholder of Harbor, except for advances that may be made by management for business expenses in the ordinary course. Except as set forth in Harbor SEC Reports, any Subsidiary of Harbor is wholly-owned, directly or indirectly, by Harbor and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any such Subsidiary.

3.7                               Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to Harbor’s knowledge, threatened in writing, against Harbor, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement, or (b) would have in the aggregate a material adverse effect on the ability of Harbor to perform its obligations under this Agreement.

3.8                               Investment Banking; Brokerage Fees. Harbor has not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants and payments relating to the fairness opinion described in Section 3.11(c)) in connection with the transactions contemplated by this Agreement.

3.9                               Financing. Harbor heretofore furnished the Company and the Stockholders with true and complete copies of balance sheets of Harbor and a financing commitment from Harbor’s third party financing sources, representing evidence of Harbor’s ability to purchase the Company Shares (other than the Rollover Shares and the Retained Shares) and the Company Warrants on the terms and conditions contemplated by this Agreement.

3.10                        American Stock Exchange Listing. Harbor Common Stock is listed on the AMEX. There is no action or proceeding pending or, to Harbor’s knowledge, threatened against Harbor by AMEX or NASD, Inc. (the “NASD”) with respect to any intention by such entities to delist Harbor Common Stock from the AMEX.

3.11                        Board Approval; Stockholder Approval; Fairness Opinion.

(a)                                  The board of directors of Harbor (including any required committee or subgroup of the board of directors of Harbor) (the “Harbor Board”) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby and (ii) determined that the transactions contemplated by this Agreement is in the best interests of the stockholders of Harbor.

(b)                                 The Harbor Board, by resolutions duly adopted unanimously at a meeting duly called and held, has duly (i) determined that this Agreement and the respective transactions contemplated by this Agreement are advisable, fair to and in the best interests of Harbor and Harbor stockholders, (ii) approved this Agreement and the respective transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the Harbor stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by the Harbor stockholders at the Harbor Stockholder Meeting (as defined in Section 4.10(d)). The affirmative vote of the holders of a majority in voting power of shares of outstanding Harbor Common Stock is the only vote of the holders of any class or series of capital stock of Harbor necessary to adopt or approve this Agreement and the Equity Incentive Plan and the respective transactions contemplated by this Agreement, provided that, in addition to such affirmative vote, holders of not more than nineteen and ninety-nine one hundredths percent (19.99%) of the shares of Harbor Common Stock issued in Harbor’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with the Harbor Charter for the transactions contemplated hereby to proceed.

(c)                                  Harbor has received the written opinion of Houlihan Smith & Company Inc. (the “Harbor Financial Advisor”) to the effect that, as of the date of the opinion, the consideration payable by Harbor in connection with the transactions contemplated by this Agreement is fair to the Harbor stockholders from a financial point of view. Harbor has made available to the Company and the Stockholders’ Representative an executed copy of such opinion. Harbor has obtained the authorization of the Harbor Financial Advisor to include a copy of such opinion in the Proxy Statement (as defined in Section 4.10(a)).

3.12                        Trust Fund.

(a)                                  As of the date hereof and at the Closing Date, Harbor has and will have no less than $69,200,000 invested in government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), in a trust account (the “Trust Fund”) administered by Continental Stock Transfer & Trust Company (the “Trustee”), less such amounts, if any, as Harbor is required to pay to stockholders who elect to have their shares converted into cash in accordance with the provisions of the Harbor Charter.

(b)                                 Upon consummation of the transactions contemplated by this Agreement and notice thereof to the Trustee, the Trust Fund will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Harbor the funds and government securities held in the Trust Fund, which funds and government securities will be free of any Encumbrances whatsoever and, after taking into account any funds paid to holders of Harbor Common Stock who elect to have their shares converted into cash in accordance with the provisions of the Harbor Charter, will be available for use in the businesses of Harbor and the Company.

(c)                                  Effective as of the Closing, the obligations of Harbor to dissolve or liquidate within a specified time period contained in the Harbor Charter will terminate, and effective as of the Closing Harbor shall have no obligation whatsoever to dissolve and liquidate the assets of Harbor by reason of the consummation of the transactions contemplated by this Agreement, and following the Closing no Harbor stockholder shall be entitled to receive funds from the Trust Fund except to the extent such stockholder votes against the approval of transactions contemplated by this Agreement and elects, contemporaneous with such vote, to have his, her or its shares converted into cash in accordance with the provisions of the Harbor Charter.

3.13                        Investment Company Act. Harbor is not, and will not be after the Closing, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

3.14                        Business Activities. Since its organization, Harbor has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Harbor Charter, there is no agreement, commitment, judgment, injunction, order or decree binding upon Harbor or to which Harbor is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Harbor, any acquisition of property by Harbor or the conduct of business by Harbor as currently conducted.

3.15                        Inspection. Harbor is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of securities, including securities issued by companies such as the Company as contemplated hereunder. Harbor has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Harbor has received all materials relating to the business of the Company which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company and the Stockholders hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Without limiting the generality of the foregoing, Harbor acknowledges that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Harbor of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company or (ii) any other information or documents made available to Harbor or its counsel, accountants or advisors with respect to the Company or any of its respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement.

3.16                        Disclosure. To Harbor’s knowledge, the representations, warranties and statements contained in this Agreement and the Disclosure Schedule delivered by Harbor to the

Company pursuant to this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated herein or therein to make such representations, warranties or statements not misleading in any material respect in light of the circumstances under which they were made.

3.17                        Disclaimer of Other Representations and Warranties. NONE OF HARBOR, ITS OFFICERS, DIRECTORS OR REPRESENTATIVES, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE HARBOR OR THE BUSINESS OF HARBOR OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS.

Section 4.                                          Certain Covenants of the Company and Harbor.

4.1                               Conduct of Business Prior to Closing. Except as described in Section 4.1 of the Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Harbor shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of Harbor, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall refrain from:

(a)                                  changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

(b)                                 making any change to the Company Charter or Company Bylaws or the organizational documents of the Company Subsidiary, or changing the authorized or issued capital stock or equity interests of the Company or the Company Subsidiary;

(c)                                  (i) declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, shares or ownership interests, (ii) making any direct or indirect redemption, purchase or other acquisition of its stock or ownership interests or (iii) issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class thereof;

(d)                                 (i) prepaying any loans (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) making any change in its borrowing arrangements, (iii) modifying, amending or terminating any of its material contracts except as specifically provided in this Agreement or in the ordinary course of business, or (iv) waiving, releasing or assigning any material rights or claims, other than in the ordinary course of business;

(e)                                  materially changing accounting policies or procedures, except as may be required by GAAP;

(f)                                    increasing the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Company or the Company Subsidiary, except in the ordinary course of business or in accordance with the existing terms of contracts entered into prior to the date of this Agreement;

(g)                                 making any capital expenditure other than in the ordinary course of business;

(h)                                 acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof;

(i)                                     entering into any agreement, arrangement, transaction or indebtedness in which the Company or its directors, officers, stockholders or Affiliates, or any of their respective Affiliates or immediate family members have a direct or indirect financial interest;

(j)                                     agreeing to sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or allow security interest, lien or encumbrance on, any of its properties or assets (including any Company Intellectual Property) other than (i) in the ordinary course of business, but in no event shall such dispositions exceed $50,000 individually or $100,000 in the aggregate for the Company, or (ii) as required pursuant to the terms of any material contract set forth in the Disclosure Schedule;

(k)                                  except with respect to the Management Equity Transfers (as defined below) and the Company Bonus Plan, (i) establishing, adopting, entering into or amending, modifying or terminating any Benefit Plans, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control, indemnification, retention bonus or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, shareholder, employee, consultant or other individual performing services for the Company or the Company Subsidiary, except to the extent necessary to comply with applicable law, (ii) agreeing to any increase in the compensation or benefits, including cash, equity, and other forms of compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, Stockholder or consultant or salaried employee (other than for non-management employees in the ordinary course of business), (iii) paying any benefit not required by any Benefit Plan or other plan or agreement, (iv) amending in any respect its collective bargaining agreement, or any other agreement or commitment to or relating to any labor union or adopting or establishing any new collective bargaining agreement, or (v) making any determinations under any collective bargaining agreement;

(l)                                     granting any irrevocable power of attorney; or

(m)                               entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

Notwithstanding the foregoing, prior to the Closing the Company shall be permitted to (i) pay down existing indebtednesses in the ordinary course of business; (ii) subject to Step 1 of Section 4.1 of the Disclosure Schedules, effect a transfer of capital stock (or the value represented thereby) from the Stockholder identified on Schedule A-2 hereto as the “Contributing Stockholder” to members of the Company’s management and certain other employees of the Company by (A) accepting a contribution of up to 1,730,740 shares of Company Common Stock from the Contributing Stockholder, and (B) issuing up to 1,730,740 shares of Company Common Stock (but not more than the shares contributed by the Contributing Stockholder) to the Persons (who will thereafter become Stockholders) identified on Schedule A-2 hereto (the “Management Equity Transfers”); (iii) pay all unpaid dividends that were declared prior to the date of this Agreement; and (iv) pay the Discretionary Bonuses. The transactions contemplated by clauses (ii) and (iv) of the preceding sentence are more fully described in Section 4.1 of the Disclosure Schedule.

4.2                               Access to Information.

(a)                                  Without undue disruption of its business, between the date of this Agreement and the Closing Date, the Company shall give Harbor and its representatives reasonable access upon reasonable notice and during times mutually convenient to Harbor and to the executive officers of the Company to the facilities, properties, employees, books, and records of the Company and the Company Subsidiary as from time to time may be reasonably requested.

(b)                                 Any such investigation by Harbor shall not unreasonably interfere with any of the businesses or operations of the Company and the Company Subsidiary. Harbor shall not, prior to the Closing Date, have any contact whatsoever with respect to the Company or the Company Subsidiary or with respect to the transactions contemplated by this Agreement with any partner, lender, ground lessor, vendor, supplier, employee or consultant of the Company or the Company Subsidiary, except in consultation with the Company and then only with the express prior approval of the Company, which shall not unreasonably be withheld. Harbor shall not be permitted to conduct any invasive tests on any Real Property without the prior written consent of the Company.

4.3                               Confidentiality. The parties shall continue to be bound by the terms and conditions of that certain Confidentiality, Non-Disclosure and Non-Solicitation Agreement, dated May 24, 2006 by and between the Company and Harbor until the Closing Date (the “Confidentiality Agreement”).

4.4                               Regulatory and Other Authorizations; Consents.

(a)                                  The Company and Harbor shall use their good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement. If required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the

“HSR Act”) and if the appropriate filing of a Pre-Merger Notification and Report Form pursuant to the HSR Act has not been filed prior to the date of this Agreement, each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within five (5) business days after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority (as defined in Section 9.12) or filings in respect thereof. Harbor shall pay all filing and related fees in connection with any such filings which must be made by any of the parties under the HSR Act. Harbor hereby covenants and agrees to use its reasonable best efforts to secure early termination of any waiting periods under the HSR Act, including without limitation, if necessary, promptly offering to sell any of its assets or business as may be necessary to secure such termination.

(b)                                 Harbor and the Company shall use their good faith commercially reasonable efforts to obtain the consents of third parties listed in Section 2.2 of the Disclosure Schedule, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto) and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

4.5                               Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver all such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

4.6                               Public Announcements.

(a)                                  Harbor, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to comment upon and approve or disapprove in writing, any press release or other public statements with respect to the initial public announcement of the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such written approval, which shall not be unreasonably withheld or delayed.

(b)                                 Subject to Section 4.6(a), the Company and the Stockholders acknowledge that, (i) upon execution of this Agreement, Harbor will be required to issue a press release and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act reporting the execution of this Agreement and (ii) upon the Closing, Harbor will be required to file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act reporting the Closing of the transactions contemplated by this Agreement. In connection with the preparation of the Form 8-K reports, Harbor on the one hand, and the Company, on the other hand, shall, upon the request by the other, furnish the other with all information as may be reasonably necessary or required to prepare the Form 8-K report. Each party represents and warrants to the other party that with respect to the information that such party provides, all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Following the initial public announcement of the transactions contemplated by this Agreement, the parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement as and to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

4.7                               No Solicitation.

(a)                                  From and after the date hereof, unless and until this Agreement shall have been terminated in accordance with its terms, the Company and the Stockholders shall, and shall cause their respective directors, officers, Affiliates, employees, attorneys, accountants, representatives, consultants and other agents (collectively, the “Seller Representatives”) to: (i) immediately cease any existing discussions or negotiations with any Person conducted heretofore, directly or indirectly, with respect to any merger, reverse merger, stock sale, asset sale, recapitalization or similar transaction involving or with respect to the Stockholders, the Company or any Subsidiary (a “Business Combination”); (ii) not directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any Person other than Harbor relating to any Business Combination involving or with respect to the Company or any Subsidiary, or (iii) not directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any Person other than Harbor or its representatives in connection with any proposed or actual Business Combination involving any Person other than Harbor. The Company and the Stockholders shall promptly notify Harbor regarding any contact with any other Person regarding any proposed Business Combination.

(b)                                 From the date of this Agreement until the earlier of the Closing or one year from the date of this Agreement, Harbor shall not, and shall ensure that its directors, officers, employees, partners, agents, Affiliates, advisors or representatives shall not, directly or indirectly, (i) solicit for employment or employ any officer or employee of the Company, (ii) encourage, induce or attempt to induce any officer or employee of the Company to terminate his or her employment relationship with the Company, (iii) interfere with the business or operations of the Company, or (iv) take or fail to take any actions which could reasonably be expected to adversely affect the Company’s business relationships with its customers and suppliers or goodwill; provided, however, that Harbor shall not be in violation of clauses (iii) or (iv) as a result of Harbor’s acquisition of any Person that is a competitor of the Company.

(c)                                  Unless and until this Agreement shall have been terminated in accordance with its terms, Harbor agrees and covenants that Harbor shall not execute any binding or non-binding letter of intent or definitive agreement with any Person with respect to a merger, reverse merger, stock sale, asset sale, recapitalization or similar transaction.

4.8                               Notice of Claims, Notice of Certain Facts.

(a)                                  Promptly after obtaining knowledge of the commencement of, or upon receipt of a writing threatening the commencement of, of any claim, action, investigation or proceeding against or with respect to the Company by any Person or Governmental Authority, the Company shall provide Harbor with written notice thereof. In addition, from the date of this Agreement until the Closing, the Company and each Stockholder shall promptly notify and inform Harbor of any material variance or incorrect statement in the representations and warranties contained in Section 2 of this Agreement discovered by the Company, any Stockholders or their representatives or agents.

(b)                                 From the date of this Agreement until the Closing, Harbor shall promptly notify and inform the Company and the Stockholders’ Representative of any material variance or incorrect statement in the representations and warranties contained in Section 3 of this Agreement discovered by Harbor or its representatives or agents.

4.9                               Management Equity Transfers; Estimated Tax Payments.

(a)                                  Subject to Step 1 of Section 4.1 of the Disclosure Schedules, prior to the Closing, the Company may effect the Management Equity Transfers, provided that such Management Equity Transfers must be effected through a transaction that is, or transactions that are, exempt from the registration requirements of the Securities Act and in compliance with any applicable state securities laws, rules and regulations.

(b)                                 The Company will make all estimated tax payments up to the Closing Date, consistent with past practice and as required by applicable law, and calculated without taking into account any deductions with respect to the Management Equity Transfers or the Discretionary Bonuses.

4.10                        Proxy Statement; Harbor Stockholder Meeting.

(a)                                  As soon as reasonably practicable following the date of this Agreement, Harbor shall prepare and file with the SEC a proxy statement and other proxy solicitation materials of Harbor constituting a part thereof (the “Proxy Statement”), and each of the Company and Harbor shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company shall use its reasonable best efforts to provide Harbor with all information relating to the Company and its management that is required to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange

Act, and to cooperate with Harbor in connection with the preparation of the Proxy Statement and any amendments thereto. Harbor will use its reasonable best efforts to (i) prepare and file with the SEC one or more amendments to the Proxy Statement, as necessary, and (ii) cause the definitive Proxy Statement to be mailed to Harbor’s stockholders as promptly as practicable after the date of this Agreement.    Harbor shall also take all reasonable action required under any applicable state securities laws in connection with the issuance of Harbor Common Stock under this Agreement. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b)                                 If prior to the Closing, any event occurs with respect to the Company or the Stockholders, or any change occurs with respect to other information supplied by the Company or the Stockholders for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company and/or the Stockholders shall promptly notify Harbor of such event, and the Company, the Stockholders and Harbor shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to Harbor’s stockholders.

(c)                                  If prior to the Closing, any event occurs with respect to Harbor, or any change occurs with respect to other information supplied by Harbor for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Harbor shall promptly notify the Company and the Stockholders’ Representative of such event, and Harbor, the Company and the Stockholders’ Representative shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to Harbor’s stockholders.

(d)                                 Harbor shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Harbor Stockholder Meeting”) for the purpose of seeking the approval of Harbor stockholders for (i) the transactions contemplated by this Agreement (the “Harbor Stockholder Approval”) and (ii) the change of Harbor’s name to Elmet Technologies Holdings, Inc. or such other name as Harbor and the Company’s Chief Executive Officer mutually agree upon (the “Name Change Proposal”).  Harbor shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Harbor’s stockholders as promptly as practicable after the date of this Agreement. Harbor shall, through the Harbor Board, recommend to its stockholders that they give the Harbor Stockholder Approval and that they approve the Name Change Proposal.

4.11                        Directors and Officers of Harbor On Closing Date. Harbor, the Company and the Stockholders shall take all necessary action so that as of the Closing (a) the persons listed on Exhibit F hereto are elected to the positions of officers and directors, respectively, of Harbor, as set forth therein, to serve in such positions effective on the Closing Date and (b) the persons listed on Exhibit G shall have resigned from all of their positions and offices with Harbor.

4.12                        AMEX Matters. Harbor shall promptly prepare and submit to the AMEX all reports, applications and other documents that may be required to enable all of the shares of Harbor Common Stock that will be outstanding or will be reserved for issuance at the Closing to be listed for trading on the AMEX.

4.13                        Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement in the most expeditious manner practicable, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 6 to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

4.14                        Harbor Common Stock Issuable. On or before the Closing Date, Harbor shall reserve for issuance the shares of Harbor Common Stock issuable (a) in exchange for the Rollover Shares, (b) upon exercise of the Put Right, and (c) in connection with the payment of the Contingent Payment, if any, and such shares in each case, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws.

4.15                        No Claim Against Trust Fund. The Company and the Stockholders acknowledge that, in the event that the transactions contemplated by this Agreement are not consummated, Harbor may be required to return to its stockholders the amounts being held in the Trust Fund. Accordingly, notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Company and the Stockholders agree, on behalf of themselves and any and all of their officers, directors, stockholders, members and Affiliates, that unless and until the Closing occurs or the Trust Fund is otherwise released to Harbor, the Company and the

Stockholders shall have no right to, and shall not under any circumstances assert any claim against, the Trust Fund or otherwise in any manner seek to recover against the Trust Fund for any losses related to this Agreement.

4.16                        Rule 144 Holding Period.

(a)                                  Each of Harbor, the Company and the Stockholders hereby acknowledges and agrees that the “holding period” under Rule 144 of the Securities Act (“Rule 144”) shall commence at the Closing with respect to all of the shares of Harbor Common Stock that are issuable in connection with the Contingent Payment (the “Contingent Payment Shares”).

(b)                                 Harbor covenants that it will file such reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as required by Rule 144 to the extent required from time to time to enable the Stockholders to sell the Contingent Payment Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 5.                                          Employee Matters.

5.1                               Employees; Benefits. (a)            Harbor shall, and shall cause the Company to, ensure that all persons who were employed by the Company immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the “Company Employees”), will remain employed in a comparable position on and immediately after the Closing Date, at not less than the same base rate of pay. Harbor shall not, and shall cause the Company to not, at any time prior to one hundred eighty (180) days after the Closing Date, effectuate a “mass layoff” as that term is defined in WARN or comparable conduct under any applicable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of WARN or such applicable state law.

(b)                                 Harbor acknowledges that consummation of the transactions contemplated by this Agreement may constitute a change in control of the Company (to the extent such concept is applicable) for purposes of the Benefit Plans. From and after the Closing, Harbor and the Company will honor in accordance with their terms all cash bonus plans, employment agreements, consulting agreements, change-of-control agreements, and severance agreements or plans between the Company and any officer, director or employee of the Company in effect prior to the Closing Date and specifically disclosed on the face of Section 5.1 of the Disclosure Schedule.

(c)                                  From and after the Closing Date and through the first anniversary of the Closing Date, Harbor and the Company shall provide the Company Employees with benefits (including, without limitation, retirement and welfare benefits) that are substantially comparable, in the aggregate, to the benefits provided under the Benefit Plans as in effect immediately prior to the Closing Date.

5.2                               Books and Records; Insurance. Harbor shall, and shall cause the Company to, until the sixth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders or any representative of the Stockholders at the expense of the Stockholders during the normal business hours of the Company, upon reasonable request and upon reasonable notice.

5.3                               Officers’ and Directors’ Indemnification. The Company, the Stockholders and Harbor agree that all rights to exculpation and indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers and employees of the Company and the Company Subsidiary (“Indemnified Persons”) provided for in the Company Charter and the Company Bylaws and the organizational documents of the Company Subsidiary, as applicable, as in effect as of the date of this Agreement with respect to matters occurring prior to and through the Closing, and specifically including the transactions contemplated hereby, shall continue in full force and effect for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim, provided that this Section 5.3 shall not limit Harbor’s rights to modify such rights as long as they provide substantially equivalent or greater protection from Claims as is now set forth in the Company Charter and Company Bylaws and the organizational documents of the Company Subsidiary, as applicable; provided further, that this Section 5.3 shall not limit Harbor’s right to merge the Company or the Company Subsidiary into another entity that contains substantially similar protection from Claims as is set forth in the Company Charter and Company Bylaws. Following the Closing, Harbor shall not, and shall not permit the Company or the Company Subsidiary to, amend or modify the Company Charter or the Company Bylaws or other organizational documents, as applicable, except as required by applicable law, if the effect of such amendment or modification would be to lessen or otherwise adversely affect the indemnification rights of such Indemnified Persons as provided therein in any material respect. Prior to the Closing, the Company, in its sole discretion, may elect to purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries’ directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided that the cost of any such insurance coverage shall be fully accrued as a liability on the Post-Closing Audited Balance Sheet. This Section 5.3 is intended to benefit each of the Indemnified Parties, each of whom shall be entitled to enforce the provisions hereof. For the avoidance of doubt, (a) nothing in this Section 5.3 shall limit or restrict the rights of any Harbor Indemnified Party (as defined in Section 7.2(a)) to seek or obtain indemnification from any Stockholder pursuant to Section 7 hereof, and (b) no Stockholder shall be entitled to rely on the provisions of, or seek indemnification under, the Company Charter or Company Bylaws for any claim by a Harbor Indemnified Party against such Stockholder.

Section 6.                                          Closing Conditions and Deliveries.

6.1                               Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of the parties to effect the Closing shall be subject to the fulfillment or waiver on or before the Closing of the following conditions:

(a)                                  Harbor’s stockholders shall have approved the Equity Incentive Plan pursuant to which Harbor will have reserved for issuance no fewer than 840,000 shares of Harbor Common Stock;

(b)                                 The Company and Harbor shall have made all filings with and notifications of governmental authorities and regulatory agencies required to be made in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company subsequent to the Closing. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated. Harbor shall have received copies of all material authorizations, waivers, consents and permits, including any and all material notices, consents and waivers required from applicable governmental authorities and regulatory agencies required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement;

(c)                                  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which directly prohibits the consummation of the Closing;

(d)                                 There shall be no order or injunction of a court of competent jurisdiction in effect expressly precluding consummation of the transactions contemplated hereby, provided that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted;

(e)                                  The Company indebtedness set forth in Section 6.1 of the Disclosure Schedule shall be paid in full and the Company shall be released from any obligations with respect to such indebtedness;

(f)                                    Harbor shall have received the Harbor Stockholder Approval; and

(g)                                 Holders of not more than nineteen and ninety-nine one hundredths percent (19.99%) of the shares of Harbor Common Stock issued in Harbor’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Harbor Charter.

6.2                               Conditions to Obligations of Harbor to Effect the Closing.

(a)                                  Each of the representations and warranties of the Company and the Stockholders contained in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects), in each case, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date); except for representations or warranties that were made as of a specific date, which representations and warranties shall have been true as of such date; and the Company and the Stockholders shall have delivered, or caused to be delivered on their behalf, to Harbor a certificate of the Company’s President and Chief Financial Officer and of the Stockholders’ Representative on behalf of the Stockholders to such effect dated as of the Closing Date and signed by such persons.

(b)                                 All covenants contained in this Agreement to be complied with by the Company and the Stockholders on or before the Closing shall have been complied with in all material respects, and Harbor shall have received a certificate of the Company to such effect dated as of the Closing Date and signed by a duly authorized officer of the Company.

(c)                                  The Company shall have obtained all material consents, waivers, approvals and authorizations set forth in Section 2.2 of the Disclosure Schedule, except for such consents, waivers, approvals and authorizations the failure of which to obtain would not be reasonably expected to have a Material Adverse Effect on the Company.

(d)                                 There shall have been no Material Adverse Effect on the Company since the date of this Agreement.

(e)                                  All agreements listed on Section 2.2(a) and Section 2.2(b) of the Disclosure Schedule shall have been terminated and have no further force or effect other than those agreements that are not marked on Section 2.2(a) and Section 2.2(b) of the Disclosure Schedules as being terminated concurrently with the Closing, with respect to which consent shall have been obtained pursuant to Section 6.2(c).

(f)                                    Each Rollover Stockholder shall have executed and delivered a Letter Agreement in the form of Exhibit H attached hereto and an Award Agreement reasonably satisfactory to Harbor.

(g)                                 Each of the Stockholders identified in Section 6.2(h) of the Disclosure Schedule shall have executed a Non-Compete and Non-Solicitation Agreement in the form attached hereto as Exhibit I.

(h)                                 Each of the Stockholders shall have executed a Stockholder Release in the form attached hereto as Exhibit B (the “Stockholder Releases”).

(i)                                     Harbor shall have received an opinion of counsel from Goodwin Procter LLP in the form attached hereto as Exhibit J.

(j)                                     The Employment Agreement, dated as of December 31, 2003, by and between the Company and John S. Jensen, shall have been extended for one (1) additional year, through December 31, 2008.

6.3                               Conditions to Obligations of the Company and the Stockholders to Effect the Closing.

(a)                                  Each of the representations and warranties of Harbor contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects), in each case, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date); except as would not, delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Harbor; and Harbor shall have delivered to the Company and the Stockholders a certificate of Harbor’s Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date and signed by such officers.

(b)                                 All covenants contained in this Agreement to be complied with by Harbor on or before the Closing shall have been complied with in all material respects, and the Company and the Stockholders shall have received a certificate from Harbor to such effect dated as of the Closing Date and signed by a duly authorized officer of Harbor.

(c)                                  Immediately prior to the Closing, Harbor shall be in compliance with the reporting requirements under the Exchange Act and all of the shares of Harbor Common Stock issued or issuable pursuant to the terms of this Agreement shall be listed for trading on the AMEX.

(d)                                 The Company and the Stockholders shall have received an opinion of counsel from Davis, Malm & D’Agostine, P.C. in the form attached hereto as Exhibit K.

6.4                               Deliveries by Harbor to the Company and the Stockholders. At the Closing, Harbor shall have delivered, or shall have caused to be delivered, to the Company and the Stockholders, as the case may be, all in form and substance reasonably satisfactory to the Company and the Stockholders’ Representative, the following:

(a)                                  A wire transfer of immediately available funds by Harbor to the Stockholders in an aggregate amount equal to the portion of the Cash Purchase Price payable at the Closing (allocated among the Stockholders and the Warrant Holders as set forth on Schedule A-2 attached hereto);

(b)                                 A wire transfer of immediately available funds by Harbor to the Escrow Agent on behalf of the Stockholders in respect of their escrow obligations pursuant to Section 1.10 equal to the Escrow Amount;

(c)                                  A wire transfer or transfers of immediately available funds by Harbor or the Company for all of the Selling Expenses to the extent not paid prior to the Closing Date;

(d)                                 Stock certificates evidencing the Harbor Common Stock issued to the Rollover Stockholders in exchange for the Rollover Shares;

(e)                                  The Registration Rights Agreement executed by Harbor;

(f)                                    The Escrow Agreement executed by Harbor and the Escrow Agent;

(g)                                 Certificates issued by the Secretary of State of the State of Delaware certifying that (i) Harbor has legal existence and is in good standing, and (ii) the copy of the Harbor Charter attached thereto is true and correct;

(h)                                 A certificate executed by the Secretary of Harbor certifying (i) the names of the officers of Harbor authorized to sign this Agreement and the other agreements, documents and instruments executed by Harbor pursuant hereto, together with the true signatures of such officers and (ii) copies of consent actions taken by the Harbor Board authorizing the appropriate officers of Harbor to execute and deliver this Agreement and all agreements, documents and instruments executed by Harbor pursuant hereto, and to consummate the transactions contemplated hereby and thereby, including, without limitation:  (A) the approval of the Put Right; and (B) upon exercise of the Put Right, the issuance of Harbor Common Stock into which the Retained Shares are exchangeable;

(i)                                     The opinion of counsel of Davis, Malm & D’Agostine, P.C.; and

(j)                                     Such other supporting documents and certificates as are required pursuant to the terms of this Agreement.

6.5                               Deliveries by the Company and the Stockholders to Harbor. At the Closing, the Company and the Stockholders, as the case may be, shall have delivered, or shall have caused to be delivered, to Harbor, all in form and substance reasonably satisfactory to Harbor, the following:

(a)                                  The Registration Rights Agreement executed by those Stockholders who are either (i) Continuing Stockholders or (ii) any recipient of one percent (1%) or more of the Company’s outstanding Common Stock pursuant to the Management Equity Transfers, should they occur, and any other recipient of shares of Common Stock of Elmet pursuant to the Management Equity Transfers who is an Affiliate of Harbor immediately following the Closing Date;

(b)                                 The Escrow Agreement executed by the Company, the Stockholders’ Representative and the Escrow Agent;

(c)                                  Stock certificates evidencing the Company Shares (other than the Retained Shares) and certificates, if any, representing the Company Warrants, in each case duly endorsed or presented with stock powers or other documents complying with Section 1.1;

(d)                                 Certificates issued by the Secretary of State of the State of Delaware certifying that (i) the Company has legal existence and is in good standing, and (ii) the copy of the Company Charter attached thereto is true and correct;

(e)                                  A certificate executed by the Secretary of the Company certifying (i) the names of the officers of the Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Company pursuant hereto, together with the true signatures of such officers and (ii) copies of consent actions taken by the board of directors of the Company authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby;

(f)                                    The Rollover Stockholder Letter Agreements and the Award Agreements;

(g)                                 The Stockholder Releases;

(h)                                 The opinion of counsel of Goodwin Procter LLP;

(i)                                     Resignations of each of the directors of the Company, other than John S. Jensen;

(j)                                     Originals of all minute books, stock transfer books and other corporate records of the Company; and

(k)                                  Such other supporting documents and certificates as are required pursuant to the terms of this Agreement.

Section 7.                                          Survival of Representations and Warranties; Transaction-Related Indemnification.

7.1                               Survival of Representations, Warranties and Covenants; Stockholders’ Agreement Concerning Releases from Escrow Fund.

(a)                                  All representations, warranties, covenants, and agreements of the Company, the Stockholders and Harbor made in this Agreement, in the Disclosure Schedule and all agreements, documents and instruments executed and delivered in connection herewith (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing and (ii) shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 9.10 below) and their respective successors and assigns, whether so expressed or not.

(b)                                 The representations and warranties contained in Section 2 and Section 3 hereof (except for the representations and warranties under Section 2.15 and 2.18) shall expire and terminate and be of no further force and effect after the First Escrow Release Date, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that (i) the representations and warranties of the Stockholders and the Company contained in Section 2.1 (Organization and Corporate Power of the Company), Section 2.2 (Authorization and Non-Contravention), and Section 2.3 (Capitalization) shall survive indefinitely and (ii) any claim by Harbor with respect to a breach of the representations and warranties of the Stockholders or the Company may, with respect to a breach of the representations or warranties contained in Section 2.1, Section 2.2, Section 2.3 or with respect to fraud, intentional misrepresentation or a deliberate or willful breach by the Company or the Stockholders, be given at any time.

(c)                                  The representations and warranties contained in Sections 2.15 and 2.18 shall expire and terminate and be of no further force and effect after the Second Escrow Release Date, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim.

7.2                               Transaction-Related Indemnification.

(a)                                  The Stockholders agree to severally, in accordance with their pro rata participation as set forth on Schedule A-2 hereto, on their own behalf and on behalf of their successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 7.2, the “Seller Indemnifying Parties”, and each individually, a “Seller Indemnifying Party”) defend, indemnify and hold Harbor and its officers, directors, stockholders and agents (collectively, the “Harbor Indemnified Parties” and, individually, an “Harbor Indemnified Party”) harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single law firm representing the Harbor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and consequential damages; provided that consequential damages shall not include any punitive, speculative or remote damages)) (“Losses”) which may be sustained or suffered by any such Harbor Indemnified Party based upon, arising out of, or by reason of any breach of (i) any representation or warranty made by the Company or the Stockholders in this Agreement or in any certificate delivered by the Company or the Stockholders pursuant to the terms of this Agreement and (ii) any covenant or agreement made by the Company or the Stockholders contained in this Agreement, but only to the extent in each case that amounts are available in the Escrow Fund (as defined in Section 7.6(b)) to pay for such Losses. Notwithstanding the several nature of the obligations of the Stockholders set forth in the preceding sentence, a Harbor Indemnified Party may make a claim against the Escrow Fund up to the full amount then available in the Escrow Fund for any Losses referred to in the foregoing sentence irrespective of whether such Losses are based upon, arise out of or by reason of any breach of a representation, warranty, covenant or agreement of the Company or any Stockholder and a Harbor Indemnified Party shall not be limited in any such claim against the Escrow Fund to any such Stockholder’s pro rata participation in the Escrow Fund. For purposes of the indemnity provided by the Stockholders in this Section 7, the disclosures set forth in Section 2.18 of the Disclosure Schedule shall be disregarded.

(b)                                 Harbor, on its own behalf and on behalf of its successors and assigns (collectively, for the purposes of this Section 7.2, the “Harbor Indemnifying Parties”, and each individually, a “Harbor Indemnifying Party,” and together with the Seller Indemnifying Parties, the “Indemnifying Parties”) agree to defend, indemnify and hold the Stockholders and their respective officers and directors (collectively, the “Seller Indemnified Parties” and, individually, a “Seller Indemnified Party,” and together with Harbor Indemnified Parties, the “Indemnified Parties”) harmless from and against any and all Losses which may be sustained or suffered by any such Seller Indemnified Party based upon, arising out of, or by reason of any breach of (i) any representation or warranty made by Harbor in Section 3 of this Agreement or in any certificate delivered by Harbor pursuant to the terms of this Agreement and (ii) any covenant or agreement made by Harbor (and the Company following the Closing) in this Agreement.

7.3                               Limitations on Transaction-Related Indemnification. Notwithstanding anything in Section 7.2 to the contrary:

(a)                                  The Seller Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Indemnified Party for indemnification under Section 7.2 above until the aggregate amount of all Losses in respect of claims made by the Indemnified Parties for indemnification shall exceed $500,000 (the “Deductible”) in the aggregate, and then only to the extent that such aggregate amount exceeds the Deductible.

(b)                                 Except as described in Section 7.3(c), the maximum amount payable by the Seller Indemnifying Parties to all Harbor Indemnified Parties for Losses in respect of claims made by the Harbor Indemnified Parties for indemnification under Section 7.2 shall not exceed the Escrow Amount (the “Escrow Cap”). The maximum amount payable by the Harbor Indemnifying Parties to all Seller Indemnified Parties for Losses in respect of claims made by Seller Indemnified Parties for indemnification under Section 7.2 shall not exceed $1,000,000 in the aggregate.

(c)                                  The Harbor Indemnified Parties shall not be subject to the Deductible or Escrow Cap, and shall be entitled to dollar-for-dollar recovery from the Seller Indemnifying Parties in respect of claims for indemnification from the Stockholders for Losses in connection with (i) fraud, intentional misrepresentation or a deliberate or willful breach by the Stockholders or the Company of any of their representations and warranties under this Agreement or (ii) the breach by the Company or the Stockholders of any of the representations or warranties contained in Section 2.1 (Organization and Corporate Power), Section 2.2 (Authorization and Non-Contravention), and Section 2.3 (Capitalization) (collectively, the “Carve-out Claims”); provided, however, that with respect to a breach by any Stockholder of the representations and warranties in Section 2.2(b) and Section 2.3(b), the Harbor Indemnified Parties shall be entitled to seek indemnification (A) from the Escrow Fund as contemplated by Section 7.2(a) (including the second sentence thereof), and (B) in the event that the Escrow Fund is insufficient to satisfy any such claim for Losses or that such Harbor Indemnified Party elects not to pursue a claim against the Escrow Fund, from such Stockholder, but shall not be permitted to pursue any such claim against any other Stockholder. The Harbor Indemnified Parties shall not be subject to the Deductible, but shall be subject to the Escrow Cap, in respect of claims for indemnification from the Stockholders for Losses in connection with the breach by the Company or the Stockholders of any of the representations or warranties contained in Section 2.18 (Environmental Matters).

(d)                                 In no event shall any Stockholder be obligated to indemnify a Harbor Indemnified Party for any Losses pursuant to this Section 7 in excess of the aggregate consideration received by such Stockholder in respect of such Stockholder’s Company Shares and, if applicable, Company Warrants under the terms of this Agreement. Except for claims made against the Escrow Fund (which may be made by a Harbor Indemnified Party without regard to a Stockholder’s pro rata portion of such Loss), in no event shall any Stockholder be obligated to indemnify a Harbor Indemnified Party for any Losses pursuant to this Section 7, (i) in excess of such Stockholder’s pro rata portion of such Loss, which pro rata portion shall be determined in accordance with such Stockholder’s pro rata participation set forth on Schedule A-2, or (ii) attributable to a breach of Section 2.2(b), 2.3(b) or 2.23 of this Agreement by any other Stockholder.

(e)                                  Payments by the Stockholders or Harbor pursuant to this Section 7 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the respective Indemnified Parties from any third party with respect thereto; provided, however, that no Indemnified Party shall be obligated to pursue a claim under any insurance policy or right of contribution or indemnity; provided further, however, that in the event that any such claim is pursued, prior to receiving any indemnification payment hereunder, the recipient shall assign the rights to any proceeds from such insurance claim, to the Indemnifying Party as and to the extent of any payment made hereunder by the Indemnifying Party.

(f)                                    No Harbor Indemnified Party shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is disclosed as a liability on the Estimated Closing Date Base Balance and included in the calculation of the Closing Working Capital.

(g)                                 For purposes of determining whether there has been any breach of any representation or warranty, or the amount of any Loss related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications.

(h)                                 The right to indemnification for Losses or other remedy based on a breach of representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time whether before or after the execution and delivery of this Agreement or the Closing with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation.

7.4                               Notice; Payment of Losses; Defense of Claims.

(a)                                  An Indemnified Party shall give written notice of a claim for indemnification under Section 7.2 to an Indemnifying Party promptly after receipt of any written claim by any third party and in any event not later than ten (10) business days after receipt of any such written claim, specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice. In the event that a claim for indemnification from a Seller Indemnifying Party under Section 7.2 is brought against more than one Seller Indemnifying Party, the actions to be taken by, and the notices to be sent to, the Indemnifying Party under this Section 7.4 may be taken by, and shall be sent to, the Stockholders’ Representative on behalf of the Seller Indemnifying Parties or the Seller Indemnified Parties.

(b)                                 Within ten (10) business days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party does not respond in writing within such ten (10) business-day period, the Indemnifying Party shall be deemed to have conceded liability for the claim and shall have no right to further contest the validity of such claim. If the Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to it under this Agreement or applicable law.

(c)                                  In the case of any third party claim, if within five (5) business days after receiving the notice described in the preceding paragraph (a), the Indemnifying Party (i) gives written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party’s own cost and expense and (ii) provides assurance reasonably acceptable to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of such Indemnified Party which consent shall not be unreasonably withheld) and such Indemnifying Party shall not be required to make any payment to the Indemnified Party with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party’s obligation to indemnify such Indemnified Party therefor will be fully satisfied only by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete general release of such Indemnified Party. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action. Notwithstanding anything herein stated, such

Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment) with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

7.5                               Treatment of Indemnity Payments. All payments made by the Stockholders or Harbor, as the case may be, to or for the benefit of the other parties pursuant to this Section 7 shall be treated as adjustments to the Aggregate Value for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

7.6                               Exclusive Remedy; Setoff; Order of Application.

(a)                                  The sole and exclusive remedy of the Indemnified Parties with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Section 7. Nothing in this Section 7.6(a) will prohibit claims for equitable relief made by a Harbor Indemnified Party.

(b)                                 Notwithstanding anything to the contrary herein (but subject to Section 7.6(a) and except as provided below in this Section 7.6(b)), the sole recourse of each Harbor Indemnified Party entitled to recover any indemnification payment for Losses hereunder, subject to Section 7.3, will be by collecting such amounts from the Escrow Amount deposited and held in escrow in accordance with Section 1.10 (the “Escrow Fund”) in accordance with the terms of the Escrow Agreement. If, at any time prior to the Second Escrow Release Date, the Escrow Fund does not have sufficient funds to satisfy all or a portion of any indemnification payment for Losses hereunder solely as a result of a reduction of the Escrow Fund pursuant to Section 1.6(b) (the “Escrow Reduction Amount”), then each Stockholder shall promptly contribute to the Escrow Fund an amount equal to his, her or its pro rata share (as set forth opposite such Stockholder’s name on Schedule A-2 hereto) of the Escrow Reduction Amount.

7.7                               Limitation on Contribution and Certain Other Rights; Contribution Among Stockholders for Certain Breaches

(a)                                  The Stockholders hereby agree that if, following the Closing, any claim is made by any Stockholder, or otherwise becomes due from any Stockholder, pursuant to Section 7.2 in respect of any Losses (a “Loss Payment”), such Stockholders shall have no rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto.

(b)                                 The Stockholders acknowledge and agree among themselves that a Harbor Indemnified Party may have the right to make claims for Losses pursuant to Section 7.2(a) against the Escrow Fund, including claims that may arise as a result of a breach of a representation, warranty, covenant or agreement made by an individual Stockholder. The Stockholders agree among themselves that in the event a Harbor Indemnified Party receives amounts from the Escrow Fund as indemnification for Losses arising from an individual Stockholder’s breach (the “Indemnified Amount”), that such Indemnified Amount shall be deducted from any amounts to be released to such breaching Stockholder pursuant to Section 1.10 of this Agreement and the Escrow Agreement. In the event the Indemnified Amount exceeds the amount to be so released to such breaching Stockholder and, as a result, the amounts to be released to the nonbreaching Stockholders are less than the amounts that would otherwise have been released based upon the pro rata participation of such nonbreaching Stockholders in the Escrow Fund, that the breaching Stockholder shall promptly pay to the Stockholders’ Representative the full amount by which the Indemnified Amount reduced the amounts that would have been released to the nonbreaching Stockholders and the Stockholders’ Representative shall distribute such amounts to the nonbreaching Stockholders. For example, in the event a breaching Stockholder’s pro rata participation in an amount to be released from the Escrow Fund was $50,000, an Indemnified Amount attributable to such breaching Stockholder’s breach was $100,000 and, as a result, the $50,000 that the Indemnified Amount exceeded the breaching Stockholder’s pro rata participation resulted in a reduction of the amounts to be released to the nonbreaching Stockholders of $50,000, the breaching Stockholder would be obligated to pay such $50,000 to the Stockholders’ Representative for payment to the nonbreaching Stockholders.

Section 8.                                          Termination.

8.1                               Termination. This Agreement may be terminated:

(a)                                  at any time, by the mutual written consent of the Company, the Stockholders’ Representative and Harbor;

(b)                                 by the Company and the Stockholders’ Representative, if the Company and the Stockholders are not then in material breach of any term of this Agreement, upon written notice to Harbor, upon a material breach of any representation, warranty or covenant of Harbor contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company and the Stockholders’ Representative to Harbor;

(c)                                  by Harbor, if Harbor is not then in material breach of any term of this Agreement, upon written notice to the Company and the Stockholders’ Representative, upon a material breach of any representation, warranty or covenant of the Company or the Stockholders contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Harbor to the Company and the Stockholders’ Representative;

(d)                                 by the Company, the Stockholders’ Representative or Harbor at any time after June 30, 2007 if the Closing has not occurred as of such date and the party seeking termination is not then in breach of any of the terms of this Agreement; provided, however, that in the event that the Proxy Statement has been mailed to the record owners of Harbor Common Stock prior to June 30, 2007, then such parties shall not have the right to terminate until after fifteen (15) business days following the date of the Harbor Stockholder Meeting set forth in the Proxy Statement;

(e)                                  by the Company and the Stockholders’ Representative if (i) the Harbor Board fails to include a recommendation that Harbor stockholders approve the transactions contemplated by this Agreement in the Proxy Statement, (ii) the Harbor Board withdraws or modifies, in any manner adverse to the Company and the Stockholders, the Harbor Board’s recommendation that Harbor stockholders approve the transactions contemplated by this Agreement, or (iii) Harbor fails to obtain Harbor Stockholder Approval at the Harbor Stockholder Meeting; and

(f)                                    by Harbor if there is a Material Adverse Effect on the Company at any time between the date of this Agreement and the Closing.

8.2                               Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further liability or obligations hereunder on the part of any party hereto or their respective Affiliates except for the obligations of the parties pursuant to this Section 8.2 and Sections 4.2(b) (Access to Information), 4.3 (Confidentiality), 4.7(b) (No Solicitation), 8.3 (Termination Fee) and 9.11 (Expenses); provided, however, that nothing herein shall relieve either party from liability for any willful breach of this Agreement existing at the time of such termination.

8.3                               Termination Fee. If, subsequent to the termination of this Agreement as provided in Section 8.1(e), Harbor completes a business combination that results in the release of the proceeds held in the Trust Fund, Harbor shall pay to the Company, concurrently with the consummation of such business combination, a termination fee in the amount $3,000,000.

8.4                               Waiver. At any time prior to the Closing, the Company and the Stockholders’ Representative, as one party, and Harbor, as the other party, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

Section 9.                                          General.

9.1                               Waivers and Consents; Amendments.

(a)                                  For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

(b)                                 This Agreement may not be amended, waived or modified except by a writing duly and validly executed by the Company, the Stockholders’ Representative and Harbor. Notwithstanding the foregoing, Schedule A-2 of this Agreement may be amended by the Company from time to time prior to the Closing to reflect the Management Equity Transfers with the prior written consent of Harbor, which consent shall not be unreasonably withheld or delayed.

9.2                               Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

9.3                               Section Headings; Construction. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

9.4                               Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

9.5                               Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

if to the Company:

Elmet Technologies, Inc.

1560 Lisbon Street

Lewiston, ME  04240

Attn:  John S. Jensen

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, MA  02109

Attn:  Stuart M. Cable

if to the Stockholders’ Representative:

Argosy Investment Partners II, L.P.

950 W. Valley Road, Suite 2900

Wayne, PA  19087

Attn:  Knute C. Albrecht

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, MA  02109

Attn:  Stuart M. Cable

if to Harbor:

Harbor Acquisition Corporation

One Boston Place

Suite 3630

Boston, MA  02108

Attn:  Robert J. Hanks

with a copy (which shall not constitute notice) to:

Davis, Malm & D’Agostine P.C.

One Boston Place

Boston, MA  02108

Attn:  Andrew D. Myers

or to such other address that may be designated in writing from time to time by the Company, the Stockholders’ Representative or Harbor to the other parties hereto.

9.6                               Dispute Resolution.

(a)                                  All disputes, claims, or controversies arising out of or relating to an indemnification claim made under this Agreement, the Escrow Agreement and the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, including, without limitation, the Put Right, in each case that is not resolved by mutual agreement shall be resolved by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Boston, Massachusetts before a panel of three (3) neutral arbitrators (the “Arbitrators”). The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

(b)                                 The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrators shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrators may in their discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrators shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrators’ decision and award shall be made and delivered within thirty (30) days of the closing of the arbitration hearing. The Arbitrators’ decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)                                  The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided in Section 7.2 of this Agreement, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrators. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. Notwithstanding anything to the contrary contained in this Agreement, this Section 9.6 shall not apply to any request by any party to this Agreement for temporary, preliminary or permanent injunctive relief or other forms of equitable relief.

9.7                               Consent to Jurisdiction. Except as provided in Sections 1.5(e), 1.6(b), 9.6(c) and 9.8, each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to (i) this Agreement, the Escrow Agreement, the Registration Rights Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, or (ii) the Put Right, and further consents to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 9.6 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrators based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

9.8                               Remedies; Severability. Notwithstanding Sections 9.6 and 9.7 above, it is specifically understood and agreed that any breach of the provisions of this Agreement, the Escrow Agreement, the Registration Rights Agreement or any other agreement executed and delivered pursuant to this Agreement, or any other Transaction Document, by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

9.9                               Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, without limitation, (a) the provisions of the letter of intent between the parties hereto in respect of the transactions contemplated herein, which provisions of the letter of intent shall be completely superseded by the representations, warranties, covenants and agreements contained herein, and (b) the Waiver Letter by and between the Company and Harbor, dated May 31, 2006.

9.10                        Assignability; Binding Agreement. Harbor may assign any or all of its rights hereunder to any transferee of its shares. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of each other party hereto. This Agreement (including, without limitation, the provisions of Section 7) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, and except as expressly provided in Sections 5.3, 7.2 and 7.3 hereof, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

9.11                        Expenses.

(a)                                  All costs and expenses incurred in connection with the consummation of the transactions contemplated hereby by Harbor shall be borne by Harbor, and all costs and expenses incurred in connection with the consummation of the transactions contemplated hereby by the Company and the Stockholders shall be borne by the Company; provided, however, that in the event that the transactions contemplated hereby are consummated, the total amount of such Company and Stockholder costs and expenses shall be borne by the Stockholders in accordance with their pro rata share (as set forth opposite each Stockholder’s name on Schedule A-2 hereto).

(b)                                 Notwithstanding Section 9.11(a), in the event that the transactions contemplated hereby are consummated, the accountable fees and expenses of the Company’s attorneys and independent accountants incurred by the Company after August 23, 2006 that are related to (i) the preparation and review of the Proxy Statement, including any amendments thereto, (ii) the preparation of a nine-month audit of the Company, if required by the SEC, and any adjustments required by the SEC to the Company’s 2004 or 2005 financial statements, (iii) the preparation and review of any other SEC filings or correspondence in connection with the transactions contemplated by this Agreement, (iv) the review and testing of the Company’s internal controls and procedures, and the implementation of any changes thereto in connection with the transactions contemplated by this Agreement (each as specifically authorized in advance in writing by Harbor and as evidenced by written documentation relating to such review, testing and implementation as shall be provided to Harbor), and (v) the review and preparation of any other documents or materials required solely as a direct result of the acquisition of the Company by a public company shall, in each case, be borne by the Company up to a maximum aggregate amount of $350,000, which amount shall be excluded from the calculation of the Closing Working Capital. The fees and expenses of the Company’s attorneys and independent accountants incurred by the Company before or after the date of this Agreement that are related to the Management Equity Transfers and the Company Bonus Plan shall be specifically excluded from foregoing, without limitation.

9.12                        Certain Definitions. For purposes of this Agreement, the term:

(a)                                  “Affiliate” of a Person shall mean (i) with respect to a Person, any member of such Person’s family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity.

(b)                                 “Company Debt” means, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness for borrowed money of the Company, (ii) indebtedness for the deferred purchase price of property or services, (iii) any indebtedness of the Company evidenced by any note, bond, debenture or other debt security; (iv) obligations of the Company as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (v) all accrued and unpaid interest on or any premiums, fees, penalties, expenses or other amounts due with respect to any such Company Debt; (vi) all unpaid dividends that were declared prior to the date of this Agreement; and (vii) any obligations of any other Person or a type referred to in clauses (i) through (vi) to the extent directly or indirectly guaranteed by the Company.

(c)                                  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(d)                                 “GAAP” means United States generally accepted accounting principles.

(e)                                  “Governmental Authority” means any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

(f)                                    “Material Adverse Effect” means a material adverse effect on the financial condition or business of the Company or Harbor, as applicable, except for any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general, (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industries as the Company or Harbor, as applicable, including changes in laws generally applicable to such businesses or industry; provided that such changes do not disproportionately affect the Company or Harbor, as applicable; or (iv) changes in GAAP or its application.

(g)                                 “Net Company Debt” means Company Debt less, to the extent a positive number, cash on the Company’s balance sheet.

(h)                                 “Person” means an individual, corporation, partnership, association, trust, any unincorporated organization or any other entity.

(i)                                     “Selling Expenses” means all of the costs and expenses incurred by the Company and the Stockholders in connection with the consummation of the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, attorneys, accountants and consultants, payable in accordance with Section 9.11 hereof and, solely with respect to the expenses described in Section 9.11(b)(v) of this Agreement, a reasonable accounting of such expenses shall have been provided to Harbor no later than two (2) days prior to the Closing Date.

(j)                                     “Subsidiary” of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

(k)                                  “Transaction Documents” mean this Agreement (including the Exhibits and the Disclosure Schedule), the Escrow Agreement, the Registration Rights Agreement and the Rollover Stockholder Letter Agreements.

9.13                        Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
2007/2008 EBITDA	1.5(d)
2007 Contingent Payment Shortfall	1.5(d)
2007 EBITDA	1.5(d)
Accountant	1.6(b)
Affiliate	9.12
Aggregate Value	1.2(b)
Agreement	Preamble
AMEX	1.5(c)
Arbitrators	9.6(a)
Award Agreement	Preamble
Base Balance Sheet	2.5(a)
Base Working Capital	1.6(a)
Benefit Plans	2.15(a)
Business Combination	4.7(a)
Carve-Out Claims	7.3(c)
Cash Purchase Price	1.2(b)
Claim	5.3
Closing	1.7
Closing Consideration	1.2(b)
Closing Date	1.7
Closing Working Capital	1.6(b)
Code	1.12
Company	Preamble

Defined Term	Section
Company Bonus Plan	Recitals
Company Bylaws	2.1
Company Charter	2.1
Company Common Stock	1.2(a)
Company Debt	9.12
Company EBITDA	1.5(d)
Company Employees	5.1(a)
Company Shares	Recitals
Company Subsidiary	2.4
Company Warrants	1.2(a)
Confidentiality Agreement	4.3
Contingent Payment	1.5
Contingent Payment Amount	1.5(d)
Contingent Payment Note	1.5(c)
Contingent Payment Report	1.5(e)
Contingent Payment Shares	4.16(a)
Continuing Stockholders	1.3(b)
Continuing Stockholder Value	1.2(b)
Contributing Stockholder	4.1
Control	9.12
Customers	2.19
Deductible	7.3(a)
Disclosure Schedule	2
Discretionary Bonuses	1.4
Distributors	2.19
EBITDA	1.5(d)
Employer Payroll Taxes	2.9(d)
Encumbrances	1.1
Environment	2.18(f)
Environmental Laws	2.18(f)
Equity Incentive Plan	Recitals

Defined Term	Section
ERISA	2.15(a)
Escrow Agent	1.10
Escrow Agreement	1.10
Escrow Amount	1.10
Escrow Cap	7.3(b)
Escrow Fund	7.6(b)
Escrow Reduction Amount	7.6(b)
Estimated Closing Date Balance Sheet	1.6(a)
Estimated Closing Working Capital	1.6(a)
Exchange Act	1.5(d)
Filing Date	9.6(b)
Financial Statements	2.5(a)
First Escrow Release Date	1.10
First Measurement Period	1.5(d)
GAAP	9.12
Governmental Authority	9.12
Harbor	Preamble
Harbor Board	3.11(a)
Harbor Bylaws	3.2
Harbor Charter	3.2
Harbor Common Stock	Recitals
Harbor EBITDA	1.5(d)
Harbor Financial Advisor	3.11(c)
Harbor Indemnified Party/Parties	7.2(a)
Harbor Indemnifying Party/Parties	7.2(b)
Harbor Stockholder Approval	4.10(d)
Harbor Stockholder Meeting	4.10(d)
Harbor SEC Reports	3.4(a)
Hazardous Material	2.18(f)
HSR Act	4.4(a)
Indemnified Parties	7.2(b)

Defined Term	Section
Indemnified Persons	5.3
Indemnifying Parties	7.2(b)
Intellectual Property Rights	2.11(d)
Investment Company Act	3.12(a)
IRS	2.9(a)
Leases	2.8(a)
Loss Payment	7.7
Losses	7.2(a)
Management Equity Transfers	4.1
Material Adverse Effect	9.12
Measurement Period	1.5(d)
NASD	3.10
Net Company Debt	9.12
Net Equity Value	1.2(b)
Net Working Capital Adjustment Amount	1.6(c)
Neutral Auditor	1.5(e)
Permits	2.14
Person	9.12
Post-Closing Audited Balance Sheet	1.6(b)
Proxy Statement	4.10(a)
Public Company Expenses	1.5(d)
Put Right	1.3(b)
Put Right Exchange Ratio	1.3(b)
Put Notice	1.3(b)
Real Property	2.8(a)
Registration Rights Agreement	Recitals
Retained Shares	1.3(b)
Rollover Shares	1.3(a)
Rollover Stockholders	1.3(a)
Rollover Stockholder Letter Agreements	1.3(a)
Rollover Stockholder Value	1.2(b)

Defined Term	Section
SEC	3.4(a)
Second Escrow Release Date	1.10
Second Measurement Period	1.5(d)
Securities Act	1.11
Seller Indemnified Party/Parties	7.2(b)
Seller Indemnifying Party/Parties	7.2(a)
Selling Expenses	9.12
Stock Sale	1.2(a)
Stockholder Releases	6.2(h)
Stockholders	Preamble
Stockholders’ Representative	1.9(a)
Stockholders’ Representative Accountant	1.5(e)
Subsidiary	9.12
Tax Returns	2.9(b)
Taxes	2.9(b)
Trade Secrets	2.11(d)
Trustee	3.12(a)
Trust Fund	3.12(a)
WARN	2.13
Working Capital	1.6(e)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement or have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first set forth above.

THE COMPANY:

ELMET TECHNOLOGIES, INC.

	By:	/s/ John S. Jensen
Name: John S. Jensen
Title: President

THE STOCKHOLDERS:

/s/ John S. Jensen
John S. Jensen

ARGOSY INVESTMENT PARTNERS II, L.P.
By: Argosy Associates II, L.P., its general partner
By: Argosy Associates II, Inc., its general partner

	By:	/s/ Knute C. Albrecht
Name: Knute C. Albrecht
Title: President

SEACOAST CAPITAL PARTNERS II, L.P.
By: Seacoast Advisors II, LLC, its general partner

	By:	/s/ Thomas W. Gorman
Name: Thomas W. Gorman
Title: Member

NEW ENGLAND PARTNERS CAPITAL, L.P.
By: NEP Capital, LLC, its general partner

By:	/s/ Robert J. Hanks
Name: Robert J. Hanks
Title: General Partner

HARBOR PARTNERS II, L.P.

By:	/s/ Robert J. Hanks
Name: Robert J. Hanks
Title: General Partner

LATONA ASSOCIATES FUND I, L.L.C.

By:	/s/ Timothy J. Durkin
Name: Timothy J. Durkin
Title:	VP, Latona Associates Inc., for Latona Fund Manager LLC, Manager

APPLEDORE INVESTMENT ADVISORS, LLC

By:	/s/ Terence J. Conklin
Name: Terence J. Conklin
Title: President

/s/ Edward Paslawski
Edward Paslawski

/s/ Ronald Popolizio
Ronald Popolizio

/s/ Robert Fraser
Robert Fraser

HARBOR:

HARBOR ACQUISITION CORPORATION

By:	/s/ John Carson
Name:	John Carson
Title:	Chairman of the Board

Exhibit A

Form of Counterpart Signature Page

The undersigned, desiring to become a “Stockholder” pursuant to that certain Stock Purchase Agreement, dated as of October 17, 2006, as amended and in effect from time to time, by and among Elmet Technologies, Inc., a Delaware corporation, the Stockholders named therein, and Harbor Acquisition Corporation, a Delaware corporation (the “Purchase Agreement”), hereby becomes a party to the Purchase Agreement, and agrees to be bound by the terms and conditions thereof as if it were an original signatory thereto. The undersigned hereby agrees to all of the provisions of the Purchase Agreement, and agrees that this counterpart signature page may be attached to any counterpart copy of the Purchase Agreement as evidence of the undersigned’s agreement to the terms thereof.

By:
Name:
Title

Address for Notices:

Facsimile:

Date:

A-1